Registration No. 333-125348

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Amendment No. 1

VISUALMED CLINICAL SOLUTIONS CORPORATION
(Name of small business issuer in its charter)

Nevada
(State or other jurisdiction of organization)

8060
(Primary Standard Industrial Classification Code)

88-0436055
(IRS Employer Identification No.)

1035 Laurier Street West Suite 200
Montreal, Quebec
Canada H2V 2L1
(514) 274-1115
(Address and telephone of principal executive offices)

1035 Laurier Street West Suite 200
Montreal, Quebec
Canada H2V 2L1
(514) 274-1115
(Address of principal place of business or intended principal place of business)

Nevada Corporate Headquarters, Inc.
101 Convention Center Drive
Suite 700
Las Vegas, Nevada 89109
(702) 873-3488
(Name, address and telephone number of agent for service)

Copies to:
Emanuel S. Cherney, Esq.
Louis Lombardo, Esq.
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.00001 per share	7,842,471	$2.19	$17,175,011.49	$2,096.35

Common Stock, par value $0.00001 per share, issuable upon exercise of outstanding warrants	1,103,663	$2.19	$2,417,021.97	$258.62

Total	8,946,134		$19,592,033.46	$2,096.35	(3)

_________________

(1)	This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based upon the average of the high and low prices of the registrant’s common stock, as quoted by the OTC Bulletin Board on November 29, 2005.

(3)	$2,490.09 was previously paid to the Securities and Exchange Commission on May 31, 2005.

                THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

i

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 5, 2005

PROSPECTUS

8,946,134 SHARES OF COMMON STOCK

                The selling stockholders named in this prospectus are offering for sale from time to time an aggregate of up to 8,946,134 shares of our common stock. Of these shares, 1,103,663 shares of common stock are issuable upon the exercise of outstanding warrants.

                We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders, except that we will receive the exercise price payable in connection with exercises of the warrants to purchase shares of our common stock described in this prospectus.

                Our common stock is quoted on the OTC Bulletin Board under the symbol VMCS.OB. On November 29, 2005, the high and low bid prices for shares of our common stock were $2.25 and $2.13 per share, respectively. Our common stock is also listed for trading on the Frankfurt and Munich Stock Exchanges and the XETRA Stock Exchange, each located in Germany, although trading in these markets is sporadic.

                The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, as amended. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

____________________________________

Investing in our common stock involves a high degree of risk. Please carefully review the section titled “Risk Factors” beginning on page 2.

____________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

____________________________________

The date of this prospectus is December 5, 2005

ii

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

iii

                In this prospectus, unless otherwise indicated, “we,” “us,” “our,” “VisualMED” and “the Company” refer to VisualMED Clinical Solutions Corp.

SUMMARY OF OUR OFFERING

Our business

                We are a medical information company that uses technology to assist physicians and nurses streamline the mass of patient information in a coherent and usable manner. Our clinical information systems are designed for use in hospitals, healthcare delivery organizations and regional and national healthcare authorities. Our corporate mission is to help healthcare professionals practice the best possible medicine, at the point of care. However, we do not engage in the practice of medicine.

                We market leading-edge technology solutions for healthcare institutions and authorities. These solutions are designed to save cost, time and reduce adverse drug events that kill more than 200,000 patients per year in the United States alone. Our latest generation suite of software modules comprises a fully functional clinical information system that includes the complete electronic medical record, with a core computerized physician order entry (CPOE) module. Our clinical information system, electronic medical record and CPOE work together to reduce the cost of providing medical care, while dramatically improving the quality and efficiency of healthcare services offered by healthcare institutions.

                We were organized under the laws of the State of Nevada on September 7, 1999. In October 2004, we changed our business purpose from mining exploration to providing clinical management solutions and changed our name to VisualMED Clinical Solutions Corp. Our principal executive offices are located at 1035 Laurier Street West, Suite 200, Montreal, Quebec, Canada H2V 2L1 and our telephone number is (514) 274-1115. Our fiscal year end is June 30.

The offering

                We are registering 7,842,471 shares of common stock for sale by existing stockholders listed in the sections of this prospectus entitled “Selling Stockholders,” and 1,103,663 shares of common stock for sale by existing warrant holders listed in the sections of this prospectus entitled “Selling Stockholders” upon the exercise of outstanding warrants. We refer to these existing stockholders and warrantholders as the selling stockholders. All of the common stock registered by this prospectus will be sold by the selling stockholders at the prevailing market prices at the time they are sold. We currently have 43,719,971 shares of common stock outstanding, and if all of our outstanding warrants are exercised, we will have 44,823,634 shares of common stock outstanding.

Selected financial data

                The following financial information summarizes the more complete historical financial information included at the end of this prospectus.

	As of September 30, 2005	As of June 30, 2005

	(Unaudited)	(Audited)
Balance Sheet

Total Assets	$1,209,121	$908,354
Total Liabilities	$345,589	$930,824
Stockholders Equity (Deficit)	$863,532	$(22,470)

	Three Months ending September 30, 2005	Year ending June 30, 2005

	(Unaudited)	(Audited)
Income Statement

Revenue	$—	$—
Total Expenses	$(531,318)	$(6,300,308)
Net Loss	$(531,318)	$(6,300,308)

RISK FACTORS

                You should carefully consider the risks and uncertainties described below and the other information in this prospectus. These are not the only risks we face. Additional risks and uncertainties that we are not aware of or that we currently deem immaterial also may impair our business. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected.

We have a limited operating history.

                We have a limited operating history upon which an evaluation of our future prospects can be made. Our business history has been limited to mining exploration and recently to the emerging field of clinical information systems. Since inception, our operation has been generating losses and we cannot give assurances that we will be successful in generating profits in the future. We are regarded as a new or start-up venture with all of the unforeseen costs, expenses, problems and difficulties to which such ventures are subject. We cannot give assurances that we will be able to raise the financing necessary to maintain our current operation. Therefore, you may lose your entire investment in us.

Our auditors have issued a going concern opinion. Therefore we may not be able to achieve our objectives and may have to suspend or cease operations.

                At this time, we cannot be sure that we will be successful in our operations. Furthermore, as at June 30, 2005, our independent public accountants issued an opinion that there is substantial doubt about our ability to continue in business as a going concern without additional financing and/or generating profits.

If we do not begin generating revenue, we may have to suspend or cease operations.

                We have never been profitable. At September 30, 2005, we had a working capital of $823,664. Given the high costs relating to the operation of our business, including expenses relating to sales and marketing, research and development and other general and administrative expenses, we will need to generate significant revenue or obtain additional financing within the next twelve months to sustain our current operations. We may not be able to achieve the requisite level of revenue or obtain additional financing on terms favorable to us or at all. Additionally, our losses and costs of our operations may increase in the future. To the extent we are not able to achieve adequate revenue or obtain financing sufficient to sustain our current operations, our financial condition would be materially adversely impacted and you could lose your entire investment.

We have experienced a history of losses and expect to incur future losses. Therefore, we must continue to raise money from investors to fund our operations. If we are unable to fund our operations, we will cease doing business.

                We have recorded no revenue from operations to date and we have incurred a cumulative loss of $7,234,047 through September 30, 2005. Our losses have resulted principally from costs incurred in research and development activities related to our efforts to develop our technologies, from the associated administrative costs and $402,421 from discontinued operations. We expect to incur significant operating losses and negative cash flows over the next several quarters due to the costs of expanded research and development of our products. We will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Even if we do achieve profitability, we may not be able to sustain or increase profitability. We are a development stage company focused on developing and implementing our VisualMed systems. We have generated negative revenue to date. Consequently, we must raise money from investors to maintain our operations. If we can’t fund our operations through product sales and investments by third parties, we will have to cease operations.

Because we depend on a limited number of third parties to manufacture and supply critical components for our products and services, if the third party manufacturer should cease operations or refuse to sell components to us, we may have to suspend or cease operations. As a result, you may lose your investment.

                We rely on limited suppliers for a number of key components and do not have long-term agreements with any of our suppliers. If our suppliers cease manufacturing and supplying components critical for our VisualMed systems, we may not be able to find other suppliers to operate our business. If our agreements with these suppliers were terminated or expired, if we were unable to obtain adequate quantities of components critical for our products and services, if the quantity or quality of these components were inadequate, or if the terms for supply of these components became commercially unreasonable, our search for additional or alternate suppliers could result in significant delays, added expense and our inability to maintain or expand our business. Any of these events could require us to take unforeseen actions or devote additional resources to provide our products and services and could harm our ability to compete effectively. As a result, you could lose your investment.

If we cannot deliver the VisualMed systems our customers demand, we will be unable to attract customers, which will result in a loss of income and eventually a termination of our operations.

                Our future success depends upon our ability to attract customers to use and acquire our VisualMed systems. We cannot assure you that we will be successful in attracting customers. If we cannot attract customers, we will not generate revenues and may have to cease or suspend our operations.

Competition from companies with already established marketing links to our potential customers may adversely affect our ability to market our products.

                Current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and significantly greater financial, marketing and other resources than we have. Certain of our competitors may be able to secure product from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns and adopt more aggressive pricing or inventory availability policies than we will. We cannot assure you that we will be able to compete successfully against these larger competitors.

Our parent company has significant influence over our corporate decisions.

                Currently our parent company, Visual Healthcare Corp. (VHCC), owns approximately 63.8% of our issued and outstanding common stock. As a result, VHCC is able to significantly influence matters requiring approval of stockholders, including the election of directors and the determination of significant corporate actions.

Because we do not have any patents, we rely on trade secrets, confidentiality agreements and contractual agreements, which may not be adequate to protect our proprietary interests. If our proprietary interests are divulged to the public, we may lose our competitive edge and have to cease operations.

                We rely on our clinical information solutions and technical information to compete in our market. We have not obtained patents or copyrights for our clinical information solutions or technology. There is no assurance that third party competitors will not obtain access of our technical information and exploit it for their own benefit. In order to protect our propriety rights, we will have to obtain patents or file lawsuits to obtain injunctions. To prosecute these actions, we would have to spend large sums of money for attorney’s fees in order to obtain the injunctions against the use of our technical information. Even if we obtain the injunctions, there is no assurance that the parties enjoined would comply with the injunctions. In the event of any unauthorized use of our technical information, we cannot assure you that we will have adequate funds available to prosecute actions to protect or to defend our proprietary rights. To the extent we are unable to protect our technical information, we may lose our competitive advantage and our financial condition could be adversely impacted.

Our insurance coverage may be inadequate to cover significant claims against our company.

                If we are sued for any reason, we will have to rely on our liability insurance to pay any judgment rendered against us. If a judgment is rendered against us for any amount over our coverage limit of $1,000,000, we may have to cease operations.

Third parties may claim that our current or future products or services infringe their proprietary rights or assert other claims against us.

                As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from focusing on our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all.

Fluctuations in the value of foreign currencies could result in increased product costs and operating expenses.

                Some of our suppliers are located outside Canada and the United States. Our functional and reporting currency is the U.S. dollar. The functional currency of our subsidiary is the Canadian dollar. Fluctuations in the value of the Canadian and U.S. dollars are difficult to predict and can cause us to incur currency exchange costs, which will adversely affect our financial condition. We have not engaged in any hedging activities to minimize this risk.

We must be able to respond to rapidly changing technology, services and standards in order to remain competitive.

                Management believes our success will hinge upon our ability to continue upgrading and improving the systems we offer in a timely fashion, using the success of existing implementations to build a steady customer base and revenue stream while continuing to offer new product lines that meet the technology needs of the market. We cannot predict the effect new technology will have on our financial condition and results of operations.

Because the market for our common stock is limited, you may not be able to resell your shares of common stock.

                Our common stock trades on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “VMCS.OB.” As a result, you may not be able to resell your securities in open market transactions. There is currently a limited trading market for our common stock. Our common stock is also listed for trading on the Frankfurt and Munich Stock Exchanges and the XETRA Stock Exchange, each located in Germany, although trading in these markets is sporadic.

Because our common stock is subject to penny stock rules, the liquidity of your investment may be restricted.

                Our common stock is now, and may continue to be in the future, subject to the penny stock rules under the Securities and Exchange Act of 1934. These rules regulate broker/dealer practices for transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These additional penny stock disclosure requirements are burdensome and may reduce the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

                The statements contained or incorporated by reference in this prospectus that are not historical facts are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, our expectations regarding sales, earnings or other future financial performance and liquidity, product introductions, entry into new geographic regions, and general optimism about future operations or operating results. Some of these statements can be identified by the use of forward-looking terminology such as “prospects,” “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties.

                These forward-looking expectations are based on current assumptions within the bounds of management’s knowledge of our business and operations and which management believes are reasonable. These assumptions are subject to risks and uncertainties, and actual results could differ materially from expectations because of issues and uncertainties such as those listed under the section of this prospectus entitled “Risk Factors” and elsewhere in this prospectus which, among others, should be considered in evaluating our future financial performance. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this prospectus. Readers are advised to consult any further disclosures we may make on related subjects in subsequent reports filed with the Securities and Exchange Commission (SEC).

                Additional information on factors that may affect our business and financial results can be found in our filings with the SEC. All forward-looking statements should be considered in light of these risks and uncertainties. We assume no responsibility to update forward-looking statements made in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

                We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. We have filed with the SEC a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of the Company, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

                You may also request a copy of our filings at no cost by writing or telephoning us at:

1035 Laurier Street West Suite 200
Montreal, Quebec
Canada H2V 2L1
(514) 274-1115

USE OF PROCEEDS

                The selling stockholders will receive all of the proceeds from the sale of the shares of our common stock offered for sale under this prospectus. The shares of common stock being offered are solely for the accounts of the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders, except upon exercise by the selling stockholder of the warrants to purchase common stock described in the prospectus. In that case, we could receive a maximum of $1,171,411, which we expect we would use for general corporate purposes. We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders. See the section of this prospectus entitled “Selling Stockholders.”

DETERMINATION OF OFFERING PRICE

                The selling stockholders are offering their shares of common stock for sale in this offering. The offering price for the shares of common stock being sold by the selling stockholders will either be at a negotiated price between the selling stockholder and another party in a private transaction, or at the market price through a market maker. If the shares are sold through a market maker, the price paid by the prevailing market maker will be the inside bid price as set forth on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. The inside bid price is the highest price market makers are willing to pay for the shares of common stock. Market makers are broker/dealers who buy and sell our shares of common stock for their own account. On November 29, 2005, the inside bid price for our common stock was $2.19. No shares of common stock are being offered by us under this prospectus. Our common stock is traded on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “VMCS.OB.” Our common stock is also listed for trading on the Frankfurt and Munich Stock Exchanges and the XETRA Stock Exchange, each located in Germany, although trading in these markets is sporadic.

SELLING SECURITY HOLDERS

                The following section presents information regarding our selling stockholders. The selling stockholder table and the notes thereto describe each selling stockholder and the number of securities being sold. A description of how each selling stockholder acquired the securities being sold in this offering is detailed under the heading “Transactions with our Selling Stockholders.”

Selling Stockholder Table

                The following table sets forth the approximate number of shares beneficially owned as of November 29, 2005 by each of the selling stockholders and their pledgees, assignees and successors-in-interest, including shares issuable upon exercise of warrants to purchase shares of our common stock held by the selling stockholders. The following table assumes that the selling stockholders sell all of the shares registered under the registration statement of which this prospectus forms a part and shown as beneficially owned by them. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities in transactions exempt from the registration requirements of the Securities Act. Therefore, we are unable to determine the exact number of shares that actually will be sold. No assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales.

                We received the following information set forth in the table below from the selling stockholders. Other than as described under “—Selling Stockholder Table” and “—Description of Transactions with Selling Stockholders” with respect to John Roderick Kirby, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with VisualMED or any of our predecessors or affiliates. In addition, the selling stockholders are not registered broker-dealers, or members of the National Association of Securities Dealers, Inc., or affiliates of a broker-dealer. The selling stockholders purchased the securities in the ordinary course of business and at the time of the purchase of the securities to be resold, the selling stockholders had no agreement or understanding with any person to distribute these securities.

                The shares of common stock are being registered to permit public secondary trading of the shares and the selling stockholders may offer the shares for sale from time to time. See the section of this prospectus entitled “Plan of Distribution.”

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)		Maximum Number of Shares of Common Stock Being Offered for Sale in this Offering	Number of Shares of Common Stock Beneficially Owned After this Offering (2)

	Number	Percent (3)		Number	Percent (3)

Capex Investments Ltd. (4)	2,643,518	6.1%	2,643,518	—	—
Aton Select Fund Ltd. (5)	1,106,740	2.5%	1,106,740	—	—
Asset Protection Fund Ltd. (6)	800,876	1.8%	800,876	—	—
HPS Inc. (7)	15,000	*	15,000	—	—
Claude Pellerin (8)	25,000	*	25,000	—	—
Stephane Solis (9)	400,000	*	400,000	—	—
Nonu Ifergan (10)	125,000	*	125,000	—	—
Boris Gonopolski (11)	170,000	*	170,000	—	—
Jacques Chevrefils (12)	300,000	*	300,000	—	—
Louis-Eric Vallee (13)	10,000	*	10,000	—	—
Christian Chagnon (14)	65,000	*	65,000	—	—
Janique Durand (15)	55,000	*	55,000	—	—
Janeka Investments Ltd. (16)	115,000	*	115,000	—	—
Van Horne Enterprises Ltd. (17)	400,000	*	400,000	—	—
Giovanni Franco Scanzi (18)	300,000	*	300,000	—	—
DT Crystal Holdings Ltd. (19)	1,560,000	3.6%	1,560,000	—	—
John Roderick Kirby (20)	25,000	*	25,000	—	—
Maurice Bugnet (21)	10,000	*	10,000	—	—
CAPINVEST LLC (22)	650,000	1.5%	650,000	—	—
Marga Lacarrere (23)	100,000	*	100,000	—	—
Sebastien Lareau (24)	20,000	*	20,000	—	—

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)		Maximum Number of Shares of Common Stock Being Offered for Sale in this Offering	Number of Shares of Common Stock Beneficially Owned After this Offering (2)

	Number	Percent (3)		Number	Percent (3)

André G. Nadeau (25)	50,000	*	50,000	—	—

*	Indicates less than 1.0%.

(1)	As of November 29, 2005.

(2)	Assumes the maximum number of shares registered under the registration statement of which this prospectus forms a part is sold.

(3)	Based on 43,719,971 shares of common stock outstanding on November 29, 2005. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days of November 29, 2005, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(4)	Includes 439,280 shares of common stock issuable upon the exercise of warrants that the holder has the right to exercise within 60 days of the date of this table. Capex Investments Ltd. is an investment firm controlled by Indigo Capital Limited, owned by Robert Clarke as sole shareholder, which is the registered holder of the shares of common stock. Mr. Clarke, as manager of Capex Investments Ltd., has sole voting and dispositive power over the shares owned by Capex Investments Ltd.

(5)	Includes 338,628 shares of common stock issuable upon the exercise of warrants that the holder has the right to exercise within 60 days of the date of this table. Aton Select Fund Ltd. is an investment firm, which is the registered holder of the shares of common stock. Dr. Werner Keicher, as manager of Aton Select Fund Ltd., has sole voting and dispositive power over the shares owned by Aton Select Fund Ltd.

(6)	Includes 159,088 shares of common stock issuable upon the exercise of warrants that the holder has the right to exercise within 60 days of the date of this table. Asset Protection Fund Ltd. is an investment firm, which is the registered holder of the shares of common stock. Dr. Werner Keicher, as manager of Asset Protection Fund Ltd., has sole voting and dispositive power over the shares owned by Asset Protection Fund Ltd.

(7)	HPS Inc. is a law firm, which is the registered holder of the shares of common stock. HPS Inc. has sole investment discretion and voting power with respect to all the shares.

(8)	Claude Pellerin is an independent consultant, which is the registered holder of the shares of common stock. Mr. Pellerin has sole investment discretion and voting power with respect to all the shares.

(9)	Includes 166,667 shares of common stock issuable upon the exercise of warrants that the holder has the right to exercise within 60 days of the date of this table. Stephane Solis is an independent consultant, which is the registered holder of the shares of common stock. Mr. Solis has sole investment discretion and voting power with respect to all the shares.

(10)	Nonu Ifergan has sole investment discretion and voting power with respect to all the shares.

(11)	Boris Gonopolski has sole investment discretion and voting power with respect to all the shares.

(12)	Jacques Chevrefils has sole investment discretion and voting power with respect to all the shares.

(13)	Louis-Eric Vallee has sole investment discretion and voting power with respect to all the shares.

(14)	Christian Chagnon has sole investment discretion and voting power with respect to all the shares.

(15)	Janique Durand has sole investment discretion and voting power with respect to all the shares.

(16)	Janeka Investments Ltd. is an investment firm, which is the registered holder of the shares of common stock. Douglas Schwartz, as manager of Janeka Investments Ltd., has voting and disposition power over the shares owned by Janeka Investments Ltd.

(17)	Van Horne Enterprises Ltd. is an investment firm, which is the registered holder of the shares of common stock. Dr. Carlos Weissler, as manager of Van Horne Enterprises, has voting and disposition power over the shares owned by Van Horne Enterprises Ltd.

(18)	Giovanni Franco Scanzi has sole investment discretion and voting power with respect to all the shares.

(19)	DT Crystal Holdings Ltd. is an investment firm, which is the registered holder of the common stock. Michelle Roberts, as manager of DT Crystal Holdings Ltd., has voting and disposition power over the shares owned by DT Crystal Holdings Ltd.

(20)	John Roderick Kirby, the father of Jayne H. Kirby, our vice president of finance, has sole investment discretion and voting power with respect to all the shares.

(21)	Maurice Bugnet has sole investment discretion and voting power with respect to all the shares.

(22)	CAPINVEST LLC is an investment firm, which is the registered holder of the common stock. Ernest Dover, as manager of CAPINVEST LLC, has voting and disposition power over the shares owned by CAPINVEST LLC.

(23)	Marga Lacarrere has sole investment discretion and voting power with respect to all the shares.

(24)	Sebastien Lareau has sole investment discretion and voting power with respect to all the shares.

(25)	Andre G. Nadeau has sole investment discretion and voting power with respect to all the shares.

Description of Transactions with Selling Stockholders

                On October 13, 2004, pursuant to the Agreement, dated as of September 23, 2004, between VHCC and us, we acquired (the Acquisition) from VHCC the right to exploit, commercialize, distribute, install, support and upgrade (the Distribution Rights) a suite of clinical software modules, as well as some minor office equipment and all of the issued and outstanding common shares of VisualMED Marketing Inc., an inactive company with no revenue, in exchange for 31,866,000 restricted shares of common stock, par value $0.00001 per share, of VisualMED. As a result of the Acquisition, we have the Distribution Rights to the clinical software modules owned by VHCC. Our Distribution Rights are worldwide, except for that part of the United States market, as well as the Chinese and the Japanese language markets, regarding which VHCC has entered into similar agreements with other non-related companies.

                Pursuant to the Acquisition, we issued 31,866,000 restricted shares of common stock to VHCC. As a condition to the Acquisition, we concluded a private placement on March 15, 2005, pursuant to which we issued:

•	1,321,759 common shares and 1,321,759 warrants to purchase common stock at an exercise price of $1.25 to Capex Investments Ltd. in consideration of $991,319.25;

•	553,370 common shares and 553,370 warrants to purchase common stock at an exercise price of $1.25 to Aton Select Fund Ltd. in consideration of $415,027.50;

•	400,438 common shares and 400,438 warrants to purchase common stock at an exercise price of $1.25 to Asset Protection Fund Ltd. in consideration of $300,328.50;

                In consideration for professional services rendered to us in connection with the private placement, we issued:

•	233,333 warrants to purchase common stock at an exercise price of $0.001 per share to Stephane Solis as a finder’s fee;

• 25,000 common shares to Claude Pellerin for professional services rendered to us; and

•	15,000 common shares to the legal firm of HPS Inc., in consideration of legal services rendered to us.

                In connection with the closing of this private placement, we entered into:

•	a finder’s fee agreement, dated as of March 21, 2005 with Stephane Solis and issued Mr. Solis 233,333 warrants at an exercise price of $0.001 per share as a finder’s fee in payment for the closing of the private placement. The agreement also provides that upon the exercise of the warrants issued under the Acquisition, Mr. Solis is entitled to receive a cash fee of 5% of the proceeds and an additional 166,667 warrants at an exercise price of $0.001 per share, or a pro rata amount if less than all warrants issued under the Acquisition are exercised; and

•	a registration rights agreement with HPS Inc., Claude Pellerin, Stephane Solis and VHCC, pursuant to which we agreed to file a registration statement with, and use our reasonable best efforts to cause such registration statement to be declared effective by, the SEC registering the resale of the common stock issued in the private placement and the underlying common stock upon the exercise of warrants issued in the private placement.

                                In November 2005, VHCC sold an aggregate of 905,000 shares of our common stock held by it in privately negotiated transactions to selling stockholders for aggregate proceeds of $1,424,450, on the following terms:

•	Nonu Ifergan purchased 125,000 shares for $2.00 per shares (total proceeds of $250,000);

•	Boris Gonopolski purchased 170,000 shares for $1.76 per shares (total proceeds of $299,200);

•	Jacques Chevrefils purchased 300,000 shares for $1.00 per share (total proceeds of $300,000);

•	Louis-Eric Vallee purchased 10,000 shares for $2.00 per share (total proceeds of $20,000);

•	Christian Chagnon purchased 65,000 shares for $2.20 per share (total proceeds of $143,000);

•	Janique Durand purchased 55,000 shares for $2.95 per share (total proceeds of $162,250);

•	Marga Lacarrere purchased 100,000 shares for $0.90 per share (total proceeds of $90,000);

•	Sebastien Lareau purchased 20,000 shares for $2.00 per share (total proceeds of $40,000);

•	Maurice Bugnet purchased 10,000 shares for $2.00 per share (total proceeds of $20,000); and

•	Andre G. Nadeau purchased 50,000 shares for $2.00 per share (total proceeds of $100,000).

                Also in November 2005, VHCC transferred an aggregate of 3,350,000 shares of our common stock held by it to selling stockholders, on the following terms:

•	Janeka Investments Ltd. accepted 115,000 shares in satisfactions of outstanding debt owed to it by VHCC in the amount of $143,750;

•

Van Horne Enterprises Ltd. accepted 400,000 shares in satisfaction of interest owed to it by VHCC in the amount of $800,000 in connection with a series of loans of more than $4.0 million extended to VHCC between February 2001 and March 2004;

•	DT Crystal Holdings, Ltd. accepted 1,560,000 shares in satisfaction of contractual payments owed to it for consulting services rendered to VHCC;

•	Giovanni Franco Scanzi accepted 300,000 shares in satisfaction of outstanding debt owed to him by VHCC in the amount of $300,000;

•	CAPINVEST LLC assumed debts of $617,500 owed by VHCC to various creditors in exchange for 650,000 shares; and

•	John Roderick Kirby accepted an offer to purchase and purchased 25,000 shares for $0.01 per share (total proceeds of $250) in satisfaction of interest owed to him by VHCC in connection with a series of loans of more than $250,000 extended to VHCC between May 2002 and December 2003.

PLAN OF DISTRIBUTION

                The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

                The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

                The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

                In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

                The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.  Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

                The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

                The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

                To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

                In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

                We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

                We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL PROCEEDINGS

                From time to time we may be involved in litigation incidental to the conduct of our business, such as contractual matters and employee-related matters. Currently, we are not a party to any material legal proceeding or litigation, whether current or threatened, nor are any of our officers, directors or affiliates, a party adverse to us in any legal proceeding or litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

                 The following table sets forth the names, ages and titles of our executive officers and members of our board of directors as of November 30, 2005:

Name	Age	Position Held

Gerard Dab	57	Chief Executive Officer, Secretary and Director
Arthur Gelston, M.D.	56	President, Chief Science Officer and Director
Barry Scharf	60	Chief Operating Officer and Vice President of Client Services
Philippe Rainville	44	Chief Financial Officer, Treasurer and Principal Accounting Officer
Jayne H. Kirby	47	Vice President of Finance
Michel Maksud	47	Vice President of Technology
Philippe Panzini	40	Director
Louis J. Lombardo	62	Director

                As part of our change in business in October 2004, Hugh Grenfal, Jr. and Sergei Stetsenko resigned as officers and directors of our company.

                Gerard Dab has been our Chairman and Chief Executive Officer and a director of our company since October 2004. Mr. Dab holds an Honors BA and an MA from McGill University. After an academic career and serving as an executive with advertising company Foote, Cone & Belding of Chicago, he served as president of Productions Publi-Cité Inc. of Montreal, a film and television finance company, from November 1982 to June 1992. From June 1992 to April 1998, Mr. Dab was executive producer of “Finance,” a weekly television program on Canada’s TVA network. From July 1998 to September 2004, Mr. Dab was President and Secretary, and since November 1999, he has been Chairman of the Board, Chief Executive Officer and a director of VHCC.

                Arthur Gelston, M.D. has been our President, Chief Science Officer and a director of our company since October 2004. Dr. Gelston holds an M.D. degree from Cornell University, Ithaca, New York and is a Fellow of Johns Hopkins University, Baltimore and a Fellow of the Royal College of Physicians (Canada). Dr. Gelston is also an adjunct Professor of Medicine in the Department of Internal Medicine and was formerly Senior Physician of internal medicine, at the McGill University Health Center in Montreal, Canada. From July 1988 to January 1999, Dr. Gelston served as the Director of Medical Clinics of the Department of Medicine and was until that date a senior physician at Montreal’s Royal Victoria Hospital. From July 1998 to December 2003, Dr. Gelston served as VHCC’s chief systems architect and, since 2000, Dr. Gelston has been President, Chief Science Officer and a director of VHCC.

                Barry Scharf has been our Chief Operating Officer and Vice President of Client Services since October 2004. From January 2002 to October 2004, Mr. Scharf was VHCC’s Vice President of Clinical Services. From January 2001 to December 2001, Mr. Scharf was Vice President of Client Services at Medicool Health Systems Inc. located in Montreal, Quebec. Since January 1993, Mr. Scharf has been President of the Board of Directors of Terre des Hommes Canada, a registered Canadian charity.

                Philippe Rainville has been our Chief Financial Officer, Treasurer and Principal Accounting Officer since November 2004. Mr. Rainville holds a B.Com from McGill University and is an accredited member of the Canadian Institute of Chartered Accountants. From 1984 to 1988, Mr. Rainville worked for Coopers & Lybrand as a financial auditor specializing in forensic accounting. From 1989 to 1991, Mr. Rainville worked as a financial analyst successively for Provigo Inc., and Pepsi-Cola Canada. In 1991 Mr. Rainville joined Molson Breweries as Director of Financial Planning. Mr. Rainville spent 13 years with Molson, serving various financial management functions and spent much of his tenure restructuring IT systems and evaluating business software applications. From 2001 - 2004, Mr. Rainville was Vice-President Finance and Planning for Molson’s Quebec/Atlantic Region.

                Jayne H. Kirby has been our Vice President of Finance and Controller since October 2004. From January 1999 to September 2004, Ms. Kirby was the Controller of VHCC. Prior to 1999, Ms. Kirby was a cash flow analyst at the head office of Royal Trust in Toronto, and then an international portfolio auditor for State Street Quebec, in Montreal.

                Michel Maksud has served as our Vice President of Technology since October 2004. Since July 2000, Mr. Maksud has been Chief Software Architect of Medicool Health Systems Inc. conducting research and development in the field of healthcare information technology. From December 1990 to July 2000, Mr. Maksud was the Vice President of Research and Development and Chief Software Architect of Purkinje, a healthcare information technology company located in Montreal, Quebec.

                Philippe Panzini has been a director of our company since October 2004. From March 1989 through September 1991, Mr. Panzini was a marketing executive with Softimage Inc. of Montreal, Canada, a company in 3-D computer graphic technology. From September 1991 to February 1999 he worked at Discreet Logic, a computer imaging technology company based in Montreal, Canada, and served as its Chief Technology Officer. In 1998, Mr. Panzini received an Academy Award from the Academy of Motion Picture Arts and Sciences for his contribution to the film industry in the field of digital imaging. From February 1999 to January 2000, Mr. Panzini worked as a software architect for Behaviour Inc., an entertainment company based in Montreal, Canada. From February 2000 to December 2002, Mr. Panzini was a marketing executive with VHCC. Since December 2002, Mr. Panzini has been an imaging software manager with Apple Computers of Cupertino, California. Mr. Panzini was a director of VHCC from 1999 to 2003.

                Louis J. Lombardo has been a director of our company since October 2004. Mr. Lombardo served as Executive Vice President, Client Service Delivery, for American Express Travel Related Services Company of New York, New York, a financial and travel service company, from 1985 to 1998. Since 1998, he has served as President of Lombardo Consulting, L.P., a privately held management and operational consulting firm. Mr. Lombardo holds a B.S. from City College, New York, New York, and a M.B.A. from New York University. Mr. Lombardo was a director of VHCC from 2000 to 2003.

                All directors of the company serve one year terms and hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

Audit Committee

                Our audit committee consists of Philippe Panzini and Louis J. Lombardo. We do not currently have an audit committee financial expert as defined under rule 401(e) of Regulation S-B because until recently, we had only limited financial operations, and the cost of retaining an independent financial expert would not have been justified. However, in light of recent developments in our business and in the market in which we operate, we are currently in the process of searching for a suitable financial expert. We have adopted an Audit Committee Charter, which is attached as an exhibit to our annual report on Form 10-KSB filed with the SEC on September 25, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                The following table sets forth information concerning the beneficial ownership of our common stock as of November 29, 2005, by:

•	each person known by us to beneficially own more than 5% of any class of common stock;

•	each director and each executive officer named in the Summary Compensation Table; and

•	all named executive officers and directors as a group.

                Unless indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

Name and Address(1)(2)	Number of Shares	Percent of Shares (%)(3)

Visual Healthcare Corp.(4)	27,911,000	63.8%
Gerard Dab(4)	—	—
Arthur Gelston(4)	—	—
Barry Scharf(5)	—	—
Michel Maksud	—	—
Jayne H. Kirby(5)	—	—
Philippe Rainville(5)	—	—
Louis J. Lombardo(5)	—	—
Philippe Panzini(5)	—	—
All named executive officers and directors as a group	—	—

______________

(1)	The address of all directors and executive officers in this table, unless otherwise specified, is c/o VisualMED Clinical Solutions Corp., 1035 Laurier St. West, Suite 200, Montreal, Quebec Canada H2V 2L1.

(2)	As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting of a security, or the sole or shared power to dispose, or direct the disposition, of a security. A person is deemed as of any date to have beneficial ownership of any security that the person has the right to acquire within 60 days after that date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that the person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

(3)	The percent of class is based on 43,719,971 shares of common stock issued and outstanding as of November 29, 2005 and warrants to purchase 1,103,663 shares of our common stock that are exercisable within 60 days of such date.

(4)	The address of VHCC is 790 Rockland, Outremont, Quebec Canada H2V 2Z6. Gerard Dab, our principal executive officer, secretary and a member of our board of directors, owns 21,819,624 preferred exchangeable shares of VHCC, which are convertible into 6,545,877 common shares of VHCC or 13.3% of its total outstanding shares. Art Gelston, MD, our president, chief science officer and a member of our board of directors, owns 20,138,800 preferred exchangeable shares of VHCC, which are convertible into 6,041,640 shares of VHCC or 11.8% of its total outstanding shares. Mr. Dab and Dr. Gelston may be deemed to beneficially own the 27,911,000 shares owned by VHCC as a result of their position as director of, and their respective equity interest in, VHCC. Each of these individuals disclaims beneficial ownership of these shares.

(5)	Philippe Panzini, a member of our board of directors, owns 1,430, 215 common shares of VHCC or 2.9% of its total outstanding shares. Louis J. Lombardo, a member of our board of directors, owns 348,579 common shares of VHCC or 0.7% of its total outstanding shares. Jayne H. Kirby, our vice president of finance, owns 593,615 common shares of VHCC or 1.2% of its total outstanding shares. Barry Scharf, our chief operating officer and vice president of client services, owns 737,428 common shares of VHCC or 1.5% of its total outstanding shares. In addition, Barry Scharf, Jayne H. Kirby and Philippe Rainville have the right to purchase 130,000, 100,000 and 100,000 shares, respectively, of our common stock held by VHCC, pursuant to a call right agreement between each of these individuals and VHCC at a price of $0.49 per share. These rights are immediately exercisable and terminate on October 27, 2009.

DESCRIPTION OF SECURITIES

Common Stock

                Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

                Currently, we have 43,719,971 shares of common stock outstanding.

Non-cumulative voting

                Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

                We have not declared any cash dividends in the last two fiscal years. We intend to retain future earnings for use in our business and do not anticipate declaring or paying any cash or stock dividends on shares of our common shares in the near future. In addition, any determination to declare and pay dividends will be made by our Board of Directors in light of our earnings, financial position, capital requirements and other factors that our Board of Directors deems relevant.

Warrants

                Currently there are 1,103,663 warrants outstanding, of which 936,996 warrants are to purchase common stock at an exercise price of $1.25, and 166,667 warrants are to purchase common stock at an exercise price of $0.001 per share. The warrants are immediately exercisable and these warrants are exercisable for a period of twenty-four months after the date of issuance after which they will expire if not exercised. See the section of this prospectus entitled “Selling Stockholders” and “Recent Sales of Unregistered Securities.”

Anti-takeover provisions

                There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Stock transfer agent

                Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

INTEREST OF NAMED EXPERTS AND COUNSEL

                Our financial statements included in this prospectus have been audited by Manning Elliott, Chartered Accountants, 11th Floor, 1050 West Pender Street; Vancouver, British Columbia, Canada V6E 3S7, as set forth in their report included in this prospectus.

                For the purposes of this offering, the law office of Stewart A. Merkin, Miami, Florida, is passing upon the validity of the common stock offered by this prospectus.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

                Under our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                Regarding indemnification for liabilities arising under the Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Company History

                We were incorporated in the State of Nevada on September 7, 1999 under the name Ancona Mining Corp. as a mining and exploration company. After initial disappointing results from our mining exploration, we did very little business and showed very limited activity, with no profitability. On September 23, 2004, after receiving advice that our mining properties were not deemed to be economically attractive, we chose to enter the emerging field of clinical information systems and entered into an agreement, in principle, to purchase the distribution rights to a suite of clinical software modules, as well as some minor office equipment and all of the issued and outstanding common shares of VisualMED Marketing Inc., an inactive company with no revenue, from Visual Healthcare Corp. (formerly known as VisualMED Clinical Systems Corp.), a Nevada corporation (VHCC). We refer to this asset purchase transaction as the Acquisition. We consummated the Acquisition on October 13, 2004 and, in consideration for the assets purchased, we issued approximately 80% of our common stock to VHCC. As a result of the Acquisition, we have the right to exploit, commercialize, install, support and upgrade the clinical software modules purchased. Our rights to exploit, commercialize, install, support and upgrade the modules are worldwide, except for that part of the U.S. market, as well as the Chinese and the Japanese language markets, into which VHCC has entered into similar agreements with other non-related companies.

                To reflect the nature of our new business, we changed our corporate name in November 2004 from Ancona Mining Corp. to VisualMED Clinical Solutions Corp. Our principal executive offices are located at 1035 Laurier Street West, Suite 200, Montreal, Quebec, Canada H2V 2L1 and our telephone number is (514) 274-1115.

About Our Controlling Stockholder

                As a result of the Acquisition, VHCC owned 80% of our issued and outstanding common stock. VHCC was formed in 1998 to further develop clinical information products based on Dr. Arthur Gelston’s investigations in the field. These products include software clinical management modules, electronic patient records, electronic charting, dynamic clinical notes and other medical information platforms and clinical tool sets for doctors and nurses.

Field of Operations and Corporate Mission

                We are a medical information company that uses technology to assist physicians and nurses to streamline the mass of patient information in a coherent and usable manner. Our clinical information systems are designed for use in hospitals, healthcare delivery organizations and regional and national healthcare authorities. Our corporate mission is to help healthcare professionals practice the best possible medicine, at the point of care.

                We market leading-edge technology solutions for healthcare institutions and authorities. These solutions are designed to save cost, time and reduce adverse drug events (ADE) that kill more than 200,000 patients per year in the United States alone. Our latest generation suite of software modules comprises a fully functional clinical information system (Clinical Information System) that includes the complete electronic medical record (Electronic Medical Record), with a core computerized physician order entry (CPOE) module. Our Clinical Information System, Electronic Medical Record and CPOE work together to reduce the cost of providing medical care, while dramatically improving the quality and efficiency of healthcare services offered by healthcare institutions.

Our Products

                The VisualMED System

                The VisualMED system is a suite of software modules that constitute a comprehensive, state of the art, fully functional Clinical Information System. VisualMED is an informatics tool that enables the physician to make informed diagnostic and therapeutic decisions at the point of care. The system communicates with existing legacy systems including Admissions (ADT), pharmacy, laboratory, radiology and Picture Archival and Communication Systems (PACS) through Health Language 7 (HL-7) interfaces. Through its interfaces, VisualMED captures all clinical information available on every hospitalized patient at any given moment, representing the totality of data required by the hospital clinical staff to perform their duties. Healthcare personnel are able to access information culled from a variety of different sources through this single software solution. The VisualMED system has the following functionality:

•	Electronic Medical Record. Our Electronic Medical Record system replaces paper-based activities by doctors and nurses. All patient care is prescribed and documented in an electronic media that may include wireless devices with remote access via an Internet portal. All of a patient’s medical history is securely stored in a central database for easy access by the attending healthcare professionals. The information is accessed through a series of computer workstations placed in every ward, within easy reach of the doctors and nurses responsible for those patients.

•	CPOE. The CPOE module is a method of giving patient prescriptions and other medical orders in an electronic mode. This form of automation of medical acts has many advantages, such as, the speedy transmission of orders through the hospital, and the elimination of errors due to illegible handwriting. As a result, a CPOE module is believed to contribute to better patient safety. Furthermore, a CPOE module combined with decision support information would contribute to eliminating many common medical errors that occur on a daily basis, such as dosage errors and harmful drug interactions.

•	Clinical Decision Support. VisualMED decision support helps the physician validate his therapeutic decisions in real time while prescribing medication. This activity is supported by an extensive knowledge base containing thousands of user cases and thousands of decisional algorithms with 30 levels of decision support.

•	ADE Prevention. We believe our VisualMED system helps prevent ADE’s which often cause prolonged hospitalization and death. In addition, we believe our system helps reduce medication side-effects and avoid duplication of prescriptions, lab tests and radiology exams by bringing important clinical information to the attention of the physician in real time at the point of care. Through our system, the availability of medical charts is immediate, and can be securely encrypted and transmitted worldwide via the Internet.

•	Medical Audits. The implementation of the VisualMED system in a hospital setting allows for audit of medical procedures and their outcomes. The medical audit mechanism also assures that appropriate regulatory standards are being met. The use of biometric electronic signature provides data security at the highest level.

                VisualMED Modules

                VisualMED modules come in four broad classes – administrative/support, nursing, clinical, and the Electronic Medical Record.

•	Administrative module. VisualADMIN is the principal administrative module. It allows users with the appropriate security rights to access screens that may be used to define and modify the basic architectural structure that defines the business rules for the CPOE for the six general order entry types – drugs, labs, IV solutions, image tests, nursing orders, and dressings – as well as special order entry types, such as sliding scales, drug tapers and transfusions. VisualADMIN creates and modifies decision support algorithms that are called at multiple levels in the order entry sequence and operate as background processes and maintains the ward/bed configuration of the institution of a set of diagnoses, a custom set of system requisitions that may be required by the healthcare institution, a set of system user groups and user group rights and a set of system parameters that are used to determine the system configuration. We supply all of the content required for full function of the system at the time of installation. Our customers may modify any of the content at any time in plain language. VisualADMIN is a required module in the setting of a minimal VisualMED installation.

•	Nursing module. The VisualMED nursing module (VisualNURSE) integrates all physician/nursing clinical functions at the order entry and clinical data entry levels. VisualNURSE contains a medication administration record that is automatically generated by the VisualMED system according to a rules engine, which translates the physician’s prescription into the date-times for prescription administration. System rules are supplied by VisualMED at the time of installation and may vary for each individual clinical module. VisualNURSE also contains a plan of care and screen sets that allow for the recording and display of clinical information, including vital signs, glucometer-insulin record, input and output, and pain scale. Additional screens exist for the recording of the nursing history. The healthcare institution’s system administrator, through VisualADMIN, manages the basic structure of VisualNURSE. All of our clinical modules access VisualNURSE. VisualNURSE is a required module in the setting of a minimal VisualMED installation.

•	Clinical module. The VisualMED clinical modules broadly correspond to the individual clinical specialty of medicine of the healthcare institution or a particular division or ward of the institution, such as VisualER, VisualSurgeon, VisualPediatrics and VisualICU. All of the patients in a particular ward may be linked to a single module or patients in a given ward may each be attached to different modules in accordance with the patient’s ailment. Each clinical module may have its own set of available drug listings, its own table of order sets and unique decision support algorithms. The look and feel of each clinical module is constant, though modules may contain unique screens, which may not be available elsewhere in the VisualMED Clinical Information System. For example, VisualER uses unique patient tracking screens; VisualICU, CCU, and ER contain unique results reporting screens. The health care institution’s system administrator, through VisualADMIN, manages the seed content of the clinical modules. At least one clinical module is required in the setting of a minimal VisualMED installation. Our system includes, as an option, a DICOM viewer embedded in the clinical signs and results reporting screens so that PACS images may be viewed directly within the clinical context of the VisualMED clinical data display screens.

•	Electronic Medical Record. All clinical modules come with a complete Electronic Medical Record which can be used by physicians, consultants, nursing staff, and paramedical staff to record their admission and progress notes in a coded, menu-driven or free-text format, depending on the preference of the individual user. Clinicians can access all data related to their patient through the Electronic Medical Record. Clinical data entered into the Electronic Medical Record is available to review for the purposes of quality assurance by the clinical staff, administration and, where law permits, may be consulted by the patient.

                Installation and Implementation

                Delivery of a VisualMED system to a customer consists of three broad phases: hardware installation, software implementation and training.

•	Hardware installation. Hardware may be installed by us or the customer’s technical staff according to our specific configuration. The scope of the hardware is determined by the number of beds and wards in the particular healthcare institution, as well as the institution’s physical layout.

•	Software implementation. Our VisualMED software is configured based on a healthcare institution’s responses to our implementation questionnaire. The information obtained from the questionnaire is used to create the clinical content and populate the production database. Concurrent with managing and preparing this data, HL7 interfaces to other hospital systems such as Pharmacy, Laboratory, ADT and PACS will be designed, developed and tested by VisualMED and the system suppliers.

•	Costs. Cost of implementation of a VisualMED system can vary between $2 and $20 million depending on the size of the hospital and the nature, and functionality of the selected technology.

•	Training. Training begins well in advance of the installation. VisualMED has specific training programs for physicians, nurses and other hospital staff. In large hospitals, a pre-determined number of wards will go-live every two weeks until the entire hospital is in full production. VisualMED training personnel provide on-site support 24 hours per day until the hospital staff can use the system independently.

•	Helpdesk. The VisualMED helpdesk is available to our customers 24 hours per day, seven days per week for technical and functional assistance. VisualMED has the ability to monitor and update the system from a remote location.

                Independent Evaluation

                The technology platform on which VisualMED modules and some of its applications is based on has been evaluated by independent agencies, such as the Leapfrog Group and Five Rights Consulting. These agencies have consistently ranked our technology as one of the more complete and efficacious set of solutions in its field. The VisualMED technology was also positively evaluated after an in-depth audit for the benefit of a Canadian governmental agency by Dr. Antoine Geisbuhler, formerly of Vanderbilt University medical school and holder of the chair of medical informatics, Faculty of Medicine, University of Geneva, Switzerland.

                Advertising and Brand Recognition

                We have not advertised our products in any public forum or media, nor do we plan to do so. We rely on the quality of the VisualMED system, its high rating by industry analysts and the building of a successful implementation track record with our existing customers to attract potential new customers.

                Marketing

                We are actively developing strategic alliances with partners who offer specialized services within the healthcare industry, such as management consultants, systems integrators, major engineering firms and outsourcing companies. These include alliances with SNC Lavalin of Montreal, Qc., Imtech of Rotterdam NL, IBM, Oracle, Stratus, Citrix Systems, and HewlettPackard, First Consulting Group, Superior Consulting, and European conglomerate Groupe Thales. In addition, we intend to start selling our solution through value-added resellers such as Imtech, Engisanita, and the Ram Group.

Intellectual Property and Research and Development

                We continue to improve and upgrade our system for better performance and to answer our customers’ specific needs. These development activities are often subcontracted to technical companies that specialize in these fields. All of our research and development work is proprietary to our company. During fiscal 2004, we did not incur any expenses relating to research and development. In fiscal 2005, we spent approximately $561,356 on research and development.

                We do not have any patents on our system or modules. We rely on trade secrets laws, confidentiality agreements and other contractual commitments to protect our proprietary research and development efforts and intellectual property. These protections may not be adequate to protect our proprietary interests. We cannot assure you that third party competitors will not obtain access of our technical information and exploit it for their own benefit. In such event, we may not have adequate funds available to prosecute actions to protect or to defend our proprietary rights. If our proprietary interests are divulged to the public and we do not have adequate funds to prevent third parties from using these interests for their own use, we may lose our competitive advantage, which may adversely affect our financial condition.

Our Industry

                Overview

                There are over 15,000 hospitals in western countries, including the United States and Canada, and more than 10,000 hospitals in Europe, which make up most of the potential market for VisualMED systems and other products derived from the VisualMED proprietary technology platform. According to the Leapfrog Group, relatively few American hospitals have experimented with physician-based clinical support order entry. According to the Hospital Information Management Systems Society (HIMSS) 2004 conference, less than 10% of hospitals have some form of CPOE or decision support. Management believes that between 10% to 15% of hospitals will adopt CPOE systems within the next four years.

                The Healthcare Information Technology Industry – Recent Developments

                Modern hospitals are under increasing pressure to address mounting evidence of major increases in hospital death due to medical errors and ADE’s. According to the March 2000 report, “To Err is Human”, released by the Washington-based Institute of Medicine, up to 100,000 Americans die each year from adverse drug reactions, half of which it considered preventable. Since 2000, evaluations of deaths from ADE’s have been as high as 200,000 in the United States, 85,000 in England, and 23,000 in Canada.

                Medical literature and recent publications from the HIMSS indicate that the introduction of Electronic Medical Record technology that would replace paper-based medical records could significantly reduce the incidence of ADE’s and help to contain rising medical costs by increasing the productivity of caregivers.

                A coalition of some of America’s largest employers and healthcare purchasers helped to create the Leapfrog Group, a non-profit organization dedicated to promoting information solutions for hospitals. According to the Leapfrog Group, CPOE systems with clinical decision support are deemed to be the core component of an effective clinical information system to replace paper-based records. To date, more than 500 hospitals in the United States have registered with the Leapfrog Group, pledging to move towards the new standards set by the organization for managing healthcare through information technology.

                Modernization of the healthcare system is a major part of the national agenda of most western countries. In 2004, the U.S. Department of Health and Human Services appointed its first National Health Information Technology Coordinator, Dr. David Brailer. Mr. Brailer’s duties include the execution of actions ordered by President Bush, who has called for widespread deployment of health information technology within the next ten years to realize substantial improvements in healthcare safety and efficiency. President Bush has stated that he is committed to the use of advanced software for preventing medical errors, a position he repeated during a visit to the Cleveland Clinic last year and during his 2005 State of the Union Address.

                In concert with new federal initiatives, former House Speaker Newt Gingrich has laid out important markers toward an “intelligent health system for the 21st century.” These include:

•	a secure, Web-based networking infrastructure;

•	physicians, hospitals and medical personnel using interoperable Electronic Medical Records;

•	web-based electronic medical records for every American, beginning with seniors enrolled in Medicare as of January 1, 2005;

•	Medicare and financial incentives to encourage doctors to adopt clinical systems and prescribe medication and treatment electronically;

•	mandatory use of Electronic Medical Records by physicians during the next 10 years; and

•	medical databases, starting with the data of people in federal health programs that can be used for outcomes research, to identify participants for clinical trials, to allow real-time reporting of medication problems and health problems to improve care, and accelerate drug development, approval and recalls.

Competition

                There are several large companies that develop and bring to market other forms of electronic medical record and CPOE systems in the United States, such as Cerner Corporation, Eclipsys Corporation, IDX System Corporation, HBOC-McKesson Corporation, Epic Systems Corporation, Medical Information Technology Incorporated, Misys Healthcare Systems, and more recently such global giants as General Electric, Siemens, IBM and Bell. Management believes that our VisualMED technology offers customers a far richer integrated medical and clinical content delivered to the doctor at point of care, than any other system. In terms of high-priority functionality, VisualMED is consistently rated among the leaders in all systems of its kind, offering us a significant quality advantage when competing for contracts. In addition, VisualMED’s Clinical Information System is flexible enough that it can be installed in smaller hospitals that are far less attractive to our major competitors, and tailored to the specific needs and policies of that institution. The VisualMED system also provides a multi-lingual platform which may give us a competitive advantage in the international markets.

                Due to the relatively lengthy sales cycle involved in the healthcare information technology industry, and the fact that we are significantly smaller and have less financial resources than our competitors, we face an initial disadvantage in the U.S. market. We will have to continue developing new, dynamic and flexible marketing strategies to remain competitive.

                The healthcare technology industry is constantly undergoing rapid changes, with major software companies, information technology consulting service providers and system integrators, Internet start-ups, and other software companies having the potential to develop specialized healthcare systems to compete with our product. Management feels our success will hinge upon our ability to continue upgrading and improving our system in a timely fashion, using the success of existing implementations to build a steady customer base and revenue stream while continuing to offer new product lines that meet the technology needs of the market.

                We are also actively developing strategic alliances with partners who offer specialized services within the healthcare industry, such as management consultants, systems integrators, major engineering firms and outsourcing companies. These include alliances with SNC Lavalin of Montreal, Qc., Imtech of Rotterdam NL, IBM, Oracle, Stratus, Citrix Systems, and Hewlett-Packard, First Consulting Group, Superior Consulting, and European conglomerate Groupe Thales.

Our Suppliers

                We depend on a limited number of third parties to manufacture and supply critical components for our products and services. The infrastructure configuration required to run the VisualMED application in a hospital setting includes products from Microsoft, Oracle, HP, Stratus, Citrix Systems, Verinex Technologies, Digital Persona, IBM, APC Software, NEC and Veritas Software. If any of these third party manufacturers should cease operations or refuse to sell components to us, we may have to suspend or cease operations. We do not have long-term contracts with our suppliers. Supplier commitments are arranged on a project-by-project basis. If our suppliers do not fulfill their obligations, if they stop manufacturing and supplying components critical for our clinical solutions or if the terms for suppl y, including price, become commercially unreasonable, we may need to search for alternative sources for components. Our search for additional or alternate suppliers could result in significant delays to our system implementation process, added expense and hinder our ability to maintain or expand our business. Any of these events could require us to take unforeseen actions or devote additional resources to provide our products and services and could harm our ability to compete effectively and adversely affect our financial condition.

Government Regulation and Legislation

                VisualMED is not required to obtain any governmental approvals to operate in the healthcare technology market. However, the current climate of healthcare information technology legislation requires that companies active in the field be constantly vigilant as new industry norms and standards are tabled and finalized. It is important that governments and healthcare authorities continue to recognize the importance of healthcare reform and the use of information systems, since there rests the impetus for change, hence a healthy, growing market. VisualMED’s products are fully compliant with industry norms established by HIPAA and federal and industry policy makers concerning functionality, programming language, transaction code set, privacy, security and medical content.

Employees

                As of November 29, 2005, we had ten full-time employees, and retained five full-time consultants and one part-time consultant. Our employees are not unionized. We believe that our relationship with our employees and consultants is good.

Warranties

                We do not issue warranties in connection with our services. All of our products are offered with a warranty. Our current policy is to offer a warranty of one year on all products sold.

Insurance

                Currently, we have insurance coverage of $1,000,000 for general liability and coverage for our fixed assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

                It is important to note that our business changed dramatically on October 13, 2004, when we ceased our mining and exploration activities and entered the field of developing and marketing clinical information systems. We refer to the twelve month period ended June 30, 2005, as fiscal 2005, and the twelve month period ended June 30, 2004, as fiscal 2004.

                We had $348,410 of cash at June 30, 2005 and no revenue for fiscal 2005. We had $539,843 of cash at September 30, 2005 and no revenue for the three-month period ended September 30, 2005. These factors raise substantial doubt about our ability to continue as a going concern without raising significant additional capital.

                We incurred losses of $6,301,451 for fiscal 2005 as compared to losses of $9,204 in fiscal 2004. These costs included the costs associated with the establishment of a world-wide, state-of-the-art service center capable of supporting our customers by remote support technology. Also, as part of the new marketing effort, there was a considerable amount of effort put into presentation and hospital-specific infrastructure configurations in order to respond to major tenders and requests from potential buyers. Significant expenses also went into hiring marketing employees and consultants. We also incurred professional expenses, depreciation and filing fees. We incurred additional losses of $531,318 for the three-month period ended September 30, 2005. These additional losses consist of: $101,453 customer service related expenses, including costs related to the maintenance and upkeep of customer systems, costs related to the recently completed system implementation at Southwest Regional Rehabilitation Center of Battle Creek, Michigan, and costs related to a continuing system implementation at Kansas Surgery and Recovery Center of Wichita, Kansas, $217,377 of research and development expenses, including costs associated with the upgrade of current modules and expansion of our service center and its delivery capabilities and the development of new software applications, $180,719 of general corporate expenses and administration, including all overhead expenses, and legal and accounting fees related to compliance with securities law, and $46,200 of sales and marketing expenses, largely related to the expansions of our sales funnel in the United States and Europe, and responding to requests for proposals from major hospitals and healthcare organizations.

                Operating expenses for fiscal 2005 were $1,766,026, consisting of customer service expense of $429,010, depreciation expense of $4,756, development costs of $561,356, general and administrative expense of $687,293 and sales and marketing expenses of $83,611. We also incurred financing costs of $4,514,285 during fiscal 2005. Operating expenses for the three-month period ended September 30, 2005 were $548,741.

Marketing Strategy and Plan of Operations

                Our challenges over the next 12 months will continue to be the funding of our operations, the sales and marketing of our modules and the conclusion of strategic alliances to help us penetrate specific marketplaces in promising geographies. Since the Acquisition, we have developed a comprehensive marketing organization that can handle market survey, develop marketing tools and support the sales funnel we have built which currently includes more than 50 potential client hospitals. We will continue to hire sales and marketing executives and consultants as our customer base continues to grow.

                We retained the services of Mr. Andre G. Nadeau, a leading marketing consultant, in fiscal 2005 in order to manage our marketing operations, and to build a dynamic marketing department with the following significant early results: the full VisualMED system is slated to go live at Southwest Regional Rehabilitation Center of Battle Creek, MI, in October 2005. Southwest Regional is a small healthcare facility specializing in rehabilitation, and the contract calls for hospital-wide implementation of the VisualMED system by September 2006. Additionally, our sales prospects have expanded rapidly as the market prepares for a large scale move to information technology solutions to healthcare issues.

                We created a new board of advisors in April 2005 to help us create a better marketing strategy and to help tailor our sales approach to evolving market realities. We expect this initiative will help support our sales and marketing department, bringing together experts from the medical and international business community. Among key members of the board of advisers are Mr. Andre G. Nadeau, Mr. Christian Chagnon of I.U.G.O. Ventures, one of Canada’s largest private venture capital funds, Mr. Jean Rouleau, Dean of the University of Montreal’s Faculty of Medicine, and Dr. Todd McConnell, Physician in Chief at St. Mary’s Hospital of Montreal.

                In March 2005, we also signed a cooperative agreement with engineering firm SNC Lavalin of Montreal, Canada. One of the world’s largest publicly traded engineering firms, SNC Lavalin brings expertise in project management, hospital construction and management, as well as automation. The arrangement is designed to expand the scope of our delivery capabilities.

                Our general corporate strategy will be to build on recent successful system implementation contracts in North America, and to work toward our short-term goal of having the full VisualMED system deployed in at least 12 hospitals by calendar year end 2006. Management is confident that a 12-hospital base would constitute a threshold for both market credibility and long-term profitability.

                We intend to target markets where current legal regulations encourage the adoption of our clinical management modules. We will aggressively pursue these markets through the creation of sales consortiums that bring together local healthcare consultants, hardware vendors and local systems integrators. We are significantly advanced in creating one such consortium in France that will pursue opportunities offered by new French legislation that has mandated the implementation throughout the French healthcare system of a universal Electronic Medical Record. An agreement has been reached for a first pilot implementation in one of the country’s largest hospitals. In Italy, we have begun to leverage some of our local relationships into creating a sales funnel of more than six hospitals. In the Netherlands, we are in negotiations with a Dutch medical supply company for a distributorship agreement. Despite typically long sales cycle, we expect concrete results before the calendar year end. We are continuing to build alliances in other European markets. We will make a special effort in the Canadian market, where the federal government is preparing to legalize e-Prescriptions in an effort to contain the rising cost of prescription drugs. Finally, we will take advantage of the construction of new state of the art hospital facilities in developing countries such as Tunisia that provide elective surgery to European patients.

Subsequent Events

                On November 7, 2005, we completed the implementation of its flagship clinical information system at Southwest Regional Rehabilitation Center of Battle Creek, Michigan.

Financial Condition, Liquidity and Capital Resources

                At September 30, 2005, all of our principal capital resources have been acquired through the issuance of our common stock and advances from our investors. Cash used in operations was $1,947,200 and $576,655 for fiscal 2005 and the three-month period ended September 30, 2005, respectively.

                At June 30, 2005, we had a negative working capital of $49,345 compared to a deficiency of $20,982 at June 30, 2004. At September 30, 2005, we had a positive working capital of $823,664. We had cash on hand of $348,410 at June 30, 2005 and $539,843 at September 30, 2005. We had a net loss of $6,301,451 for fiscal 2005 and $9,204 for fiscal 2004. We had a net loss of $531,318 and $1,143 for the three-month period ended September 30, 2005 and 2004, respectively. At June 30, 2005, our total assets were $908,354 as compared to $1,616 at June 30, 2004. At June 30, 2005, our total liabilities increased to $930,824 from $21,674 at June 30, 2004. At September 30, 2005, our total assets were $1,209,121, as compared to $908,354 at June 30, 2005. At September 30, 2005, our total liabilities were $345,589, as compared to total liabilities of $930,824 at June 30, 2005.

                We will need to raise additional equity and/or debt financing to sustain operations over the next 12 months. Our auditors have expressed substantial doubt about our ability to continue as a going concern in their audit report.

Critical Accounting Policies

                Our discussion and analysis of financial condition and results of operations are based upon the financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements require management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures on the date of the financial statements. On an on-going basis, we evaluate our estimates, including, but not limited to, those related to revenue recognition.

                We use authoritative pronouncements, historical experience and other assumptions as the basis for making judgments. Actual results could differ from those estimates. Critical accounting policies identified are as follows:

Long-Lived Assets

                In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we test long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

                Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Foreign Currency Transactions/Balances

                Our functional and reporting currency is the United States dollar. The functional currency of our subsidiary is the Canadian dollar. The financial statements of the subsidiary are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation” using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Foreign currency transaction gains and losses are included in current operations.

Stock-Based Compensation

                We have elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the our employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (SFAS 123), which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair value of the stock award or fair value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

Revenue Recognition

                We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (SAB 104), “Revenue Recognition in Financial Statements.” Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.

                We continually monitor timely payments and assess any collection issues. The allowance for doubtful accounts is based on our detailed assessment of the collectibility of specific customer accounts. Any significant customer accounts that are not expected to be collected are excluded from revenues.

Development Costs

                Costs related to the enhancement of existing medical software modules are expensed as incurred until technological feasibility in the form of a working model has been established. The time period between the establishment of technological feasibility and completion of product development is expected to be short, therefore the Company has not capitalized any product development costs during the period.

DESCRIPTION OF PROPERTY

                We do not own real property. On November 1, 2004, we entered into a lease agreement for our corporate office. We lease 1,200 square feet of office space at 1035 Laurier St. West, Suite 200, Montreal, Quebec Canada H2V 2L1. The office is leased from 4120345 Canada Inc., for an initial term of five years, which automatically renews for additional five year periods. The rent is $4,945 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                VHCC currently owns approximately 63.8% of our issued and outstanding common stock. As a result, VHCC is able to significantly influence matters requiring approval of our stockholders, including the election of directors and the determination of significant corporate actions.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                Our common stock is traded on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “VMCS.OB.” Our common stock is also listed for trading on the Frankfurt and Munich Stock Exchanges and the XETRA Stock Exchange, each located in Germany, although trading in these markets is sporadic.

                On November 29, 2005, the closing price of our common stock, as reported by the OTC Bulletin Board, was $2.19. As of November 29, 2005, there was a total of 43,719,971 shares of common stock issued and outstanding. Of these shares, 7,966,500 shares are freely tradable and 35,753,471 shares are restricted securities as defined in Rule 144 of the Securities Act. As of November 29, 2005, we had 36 holders of record of our common stock.

                The following table sets forth the quarterly high and low bid prices per share for the common stock, as reported by the OTC Bulletin Board for the fiscal years indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Fiscal Quarter	High Bid	Low Bid

2006
First Quarter	$ 2.68	$ 1.75

2005
Fourth Quarter	$ 3.09	$ 2.10
Third Quarter	$ 3.10	$ 1.53
Second Quarter	$ 1.64	$ 0.62
First Quarter	$ 0.62	$ 0.62

2004
Fourth Quarter	$ 0.62	$ 0.62
Third Quarter	$ 0.62	$ 0.62
Second Quarter	$ 0.62	$ 0.62
First Quarter	$ 0.62	$ 0.60

Dividends

                We have not declared any cash dividends in the last two fiscal years. We intend to retain future earnings for use in our business and do not anticipate declaring or paying any cash or stock dividends on shares of our common shares in the near future. In addition, any determination to declare and pay dividends will be made by our Board of Directors in light of our earnings, financial position, capital requirements and other factors that our Board of Directors deems relevant.

EXECUTIVE COMPENSATION

                The following table sets forth information with respect to compensation paid by us to our officers and directors during the three most recent fiscal years.

Summary Compensation Table

	Annual Compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Gerard Dab	2005	$150,638	—	—	—	—	—	—
CEO, Secretary & Director

Arthur Gelston	2005	—	—	—	—	—	—	—
President, Chief Science Officer and Director

Barry Scharf	2005	$130,552	—	—	—	130,000	—	—
COO and Vice-President Client Services

Philippe Rainville	2005	—	—	—	—	100,000	—	—
CFO, Treasurer, Principal Accounting Officer

Jayne H. Kirby	2005	86,365	—	—	—	100,000	—	—
Vice-President Finance

Michel Maksud	2005	—	—	—	—	—	—	—
Vice-President Technology

Philippe Panzini	2005	—	—	—	—	—	—	—
Director

Louis J. Lombardo	2005	—	—	—	—	—	—	—
Director

Employment Agreements

Gerard Dab

                We have an employment agreement with Gerard Dab dated as of October 25, 2004, pursuant to which Mr. Dab serves as our Chief Executive Officer. The agreement terminates on October 25, 2009, unless earlier terminated pursuant to the terms of the agreement. The agreement provides for a base salary of not less than CDN$187,500 for each year of the employment term. In addition, under the agreement, Mr. Dab is entitled to (1) receive an annual cash bonus, as determined by our board of directors, of up to 25% of his base salary per year, based on our company attaining certain performance goals, (2) receive a bonus of CDN$50,000 upon our company reaching an aggregate of $10 million in sales and (3) participate in any employee benefit plans, such as health insurance, life insurance and reimbursement fo r business related expenses, we offer to other employees of our company. The agreement provides that Mr. Dab’s employment may be terminated at the election of the board of directors upon his disability or for cause (as defined in the agreement).

Barry Scharf

                We have an employment agreement with Barry Scharf dated as of October 25, 2004, pursuant to which Mr. Scharf serves as our Chief Operating Officer and Vice President Client Services. The agreement terminates on October 25, 2009, unless earlier terminated pursuant to the terms of the agreement. Mr. Scharf is responsible for supervising day-to-day activities relating to sales, marketing, product development, customer service procurement and all matters of commercial contracts. The agreement provides for a base salary of not less than CDN$162,000 for each year of the employment term. In addition, under the agreement, Mr. Scharf is entitled to (1) receive an annual cash bonus, as determined by our board of directors, of up to 25% of his base salary per year, based on the Company attaining certain performance goals, (2) receive a bonus of CDN$50,000 upon our company reaching an aggregate of $10 million in sales, (3) receive a bonus of $5,000 for each successful implementation of the VisualMED system and (4) participate in our employee benefit plans, such as health insurance, life insurance and reimbursement for business related expenses, we offer to other employees of our company. The agreement provides that Mr. Scharf’s employment may be terminated at the election of the board of directors upon his disability or for serious reason (as defined in the agreement).

Jayne H. Kirby

                We have an employment agreement with Jayne H. Kirby dated as of October 25, 2004, pursuant to which Ms. Kirby serves as our Vice President Finance. The agreement terminates on October 25, 2009, unless earlier terminated pursuant to the terms of the agreement. Ms. Kirby is responsible for supervising all of our company’s financial transactions, budgets, financial statements and audits. The agreement provides for a base salary of not less than CDN$107,500 for each year of the employment term. In addition, under the agreement, Ms. Kirby is entitled to (1) receive an annual cash bonus, as determined by our board of directors, of up to 25% of her base salary per year, (2) receive a bonus of CDN$50,000 upon our company reaching an aggregate of $10 million in sales, and (3) participate in o ur employee benefit plans, such as health insurance, life insurance and reimbursement for business related expenses, we offer to other employees of our company. The agreement provides that Ms. Kirby’s employment may be terminated at the election of the board of directors upon her disability or for serious reason (as defined in the agreement).

Option/SAR Grants

                There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors. The company has not granted any options to purchase our common stock. VHCC has granted Barry Scharf, Jayne H. Kirby and Philippe Rainville a right to purchase shares of our common stock held by VHCC (see Note 5 to “Security Ownership of Certain Beneficial Owners and Management” section.)

Long-Term Incentive Plan Awards

                We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

                We do intend to pay our directors for their work as board members with a yearly honorarium not to exceed $25,000. We do intend to grant our directors options for serving on our board of directors. For fiscal 2005, we have not determined the compensation that we may grant our directors.

Indemnification

                Under our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

                Regarding indemnification for liabilities arising under the Securities, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

FINANCIAL STATEMENTS

Table of Contents

Index

Unaudited Interim Financial Statements	28
Consolidated Balance Sheets	29
Consolidated Statements of Operations	30
Consolidated Statements of Cash Flows	31
Consolidated Notes To Financial Statements	32

Report Of Independent Registered Public Accounting Firm	40
Consolidated Balance Sheets	41
Consolidated Statements Of Operations	42
Consolidated Statements Of Cash Flows	43
Consolidated Statement Of Stockholders’ Equity (Deficit)	44
Consolidated Notes To The Audited Financial Statements	45

VisualMED Clinical Solutions Corp.
(A Development Stage Company)

September 30, 2005

VisualMED Clinical Solutions Corp.
(A Development Stage Company)
Consolidated Balance Sheets
(expressed in U.S. dollars)

	September 30, 2005 $ (unaudited)	June 30, 2005 $ (audited)
Assets

Current Assets

Cash	539,843	348,410
Advances to related parties (Notes 4 and 6)	64,910	57,265
Prepaid expenses	452,963	454,777
Inventory	73,936	—
Other assets	31,844	14,512

Total Current Assets	1,163,496	874,964

Property and Equipment (Note 3)	45,625	33,390

Total Assets	1,209,121	908,354

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities

Accounts payable	93,815	96,850
Accrued liabilities	128,278	105,350
Notes payable	—	651,865
Current portion of capital lease obligation (Note 5)	3,489	3,244
Deferred revenue	114,250	67,000

Total Current Liabilities	339,832	924,309

Capital Lease Obligation (Note 5)	5,757	6,515

Total Liabilities	345,589	930,824

Commitments (Notes 1 and 9)

Stockholders’ Equity (Deficit)
Common Stock, 100,000,000 shares authorized with a par value of $0.00001; 43,514,187 and 42,381,400 shares issued and outstanding, respectively	435	424
Additional Paid-in Capital	8,102,979	6,687,006
Accumulated Other Comprehensive Loss	(5,835)	(7,171)
Deficit Accumulated During the Development Stage	(7,234,047)	(6,702,729)

Total Stockholders’ Equity (Deficit)	863,532	(22,470)

Total Liabilities and Stockholders’ Equity (Deficit)	1,209,121	908,354

(The accompanying notes are an integral part of these consolidated financial statements)

VisualMED Clinical Solutions Corp.
(A Development Stage Company)
Consolidated Statements of Operations
(expressed in U.S. dollars)
(unaudited)

	Accumulated from September 7, 1999 (Date of Inception) to September 30, 2005 $	For the Three Months Ended September 30, 2005 $	For the Three Months Ended September 30, 2004 $

Revenue	—	—	—

Expenses
Customer service	530,463	101,453	—
Depreciation	7,748	2,992	—
Development costs	778,733	217,377	—
General and administration	868,012	180,719	—
Sales and marketing	129,811	46,200	—

Total Expenses	2,314,767	548,741	—

Net Loss From Operations	(2,314,767)	(548,741)

Other Income (Expenses):
Interest expense	(39,718)	—	—
Financing costs (Note 7(g) and (h))	(4,514,285)	—	—
Foreign exchange gain	24,455	17,423	—
Gain on forgiveness of debt	12,689	—	—

Net Loss Before Discontinued Operations	(6,831,626)	(531,318)	—

Discontinued Operations	(402,421)	—	(1,143)

Net Loss for the Period	(7,234,047)	(531,318)	(1,143)

Other Comprehensive Loss Foreign currency translation adjustments	(5,835)	1,136	—

Comprehensive Loss	(7,239,882)	(530,182)	(1,143)

Net Loss Per Share – Basic and Diluted		(0.01)	—

Weighted Average Shares Outstanding (split-adjusted)		42,855,000	45,466,500

(The accompanying notes are an integral part of these consolidated financial statements)

VisualMED Clinical Solutions Corp.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(expressed in U.S. dollars)
(unaudited)

	Accumulated from September 7, 1999 (Date of Inception) to September 30, 2005 $	For the Three Months Ended September 30, 2005 $	For the Three Months Ended September 30, 2004 $
Operating Activities
Net loss	(7,234,047)	(531,318)	(1,143)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	9,290	2,992	123
Stock-based compensation	4,786,508	—	—
Common stock issued for interest	32,063	—	—
Common stock issued for services	81,250	—	—
Write off of assets	3,568	—	—
Gain on foreign exchange	(15,196)	(15,196)	—
Gain on settlement of debt	(12,689)	—	—
Changes in operating assets and liabilities
(Increase) in prepaid expenses	(452,625)	2,152	—
(Increase) in inventory	(73,936)	(73,936)	—
(Increase) in other assets	(31,171)	(16,659)	—
Increase in deferred revenue	114,250	47,250	—
Decrease in due to related party	12,822	—	750
(Increase) in advances and receivables	(63,249)	(5,984)	—
Increase in accounts payable and accrued liabilities	216,245	14,044	200

Net Used In Operating Activities	(2,626,917)	(576,655)	(70)

Investing Activities
Purchase of property and equipment	(41,097)	(13,110)	—

Net Cash Used In Investing Activities	(41,097)	(13,110)	—

Financing Activities
Proceeds from the sale of common stock	356,245	250,025	—
Proceeds from notes payable	2,855,766	529,290	—

Net Cash Provided By Financing Activities	3,212,011	779,315	—

Effect of Exchange Rate Changes on Cash	(4,154)	1,883	—

Increase (Decrease) in Cash	539,843	191,433	(70)
Cash – Beginning of Period	—	348,410	692

Cash – End of Period	539,843	539,843	622

Non-Cash Financing Activities
Common stock issued in settlement of advances	133	—	—
Common stock issued for mining claims	2,644	—	—
Common stock issued for services	372,223	—	—
Common stock issued for settlement of notes payable and accrued interest, net	2,853,884	1,165,959	—
Common stock issued for property & equipment	4,000	—	—
Warrants issued for financing services	662,440	—	—
Capital lease obligation recognized for assets under capital lease	10,520	—	—

Supplemental Disclosures
Interest paid	—	—	—
Income taxes paid	—	—	—

(The accompanying notes are an integral part of these consolidated financial statements)

VisualMED Clinical Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Consolidated Notes to Financial Statements
(expressed in U.S. dollars)
(unaudited)

1.	Development Stage Company

The Company was incorporated in the State of Nevada on September 7, 1999. The Company changed its name to VisualMed Clinical Solutions Corporation on November 30, 2004. In September 1999 the Company purchased three mineral claims representing forty-four units, situated in the Greenwood Mining Division in the Province of British Columbia, Canada. The Company’s principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. Pursuant to an Agreement dated September 23, 2004 (the “Agreement”), which closed on October 13, 2004, the Company agreed to issue 31,866,000 split-adjusted restricted shares of common stock to Visual Healthcare Corporation (“VHCC”) in exchange for certain assets of VHCC consisting of property and equipment and a suite of clinical software modules (“the modules”) that are the key components of a Clinical Information System for healthcare facilities. VHCC is a Nevada corporation, based in Montreal, Canada, involved in developing software solutions targeting clinical medicine and related areas of the healthcare market. The Company will have the right to exploit, commercialize, install, support and upgrade the modules purchased. The rights to exploit, commercialize, install, support and upgrade are worldwide, except for that part of the U.S. market, as well as the Chinese and the Japanese language markets, into which VHCC has entered into similar agreements with other non-related companies. As a result of the transaction, VHCC controlled 80% of the Company.

The Company’s new business plan involves the distribution of medical software, therefore the Company, pursuant to the Agreement discussed above, decided to discontinue its mineral exploration efforts. These mineral interests will be allowed to lapse. The Company is primarily involved in activities related to the distribution of medical software and is considered to be a development stage company. Planned principal activities have not yet begun. At September 30, 2005, the Company had working capital of $823,664 and has incurred losses of $7,234,047 since inception. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and then attain profitable operations. Management has plans to seek additional capital through equity and/or debt offerings. There is no guarantee that the Company will be able to complete any of the above objectives. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company will not be able to meet its funding commitments under the Agreement without acquiring substantial additional funding in the near future. The Company currently does not have sufficient financing arrangements in place to meet its funding obligations to VHCC and there is no assurance that the Company will be able to acquire the required financing on acceptable terms or at all. The Company expects to fund itself by the issue of short-term debt or the sale of common shares. Refer to Note 7.

2.	Summary of Significant Accounting Principles

a)	Basis of Presentation

These consolidated financials statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company has not produced any revenues from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. These financial statements include the accounts of the Company and its wholly-owned subsidiary, VisualMed Clinical Systems Marketing Inc., a company incorporated and based in Quebec, Canada. All intercompany transactions and balances have been eliminated. The Company’s fiscal year-end is June 30.

VisualMED Clinical Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Consolidated Notes to Financial Statements
(expressed in U.S. dollars)
(unaudited)

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)	Property and Equipment

Property and equipment is stated at cost, less accumulated amortization, and consists of office furniture, computer hardware and software, leasehold improvements and assets under capital lease. Amortization of office furniture is computed using the straight-line method over five years. Amortization of computer hardware and software is computed using the straight-line method over three years. Amortization of leasehold improvements is computed on a straight-line method over five years. Amortization of assets under capital lease is computed using the straight-line method over the term of the lease.

e)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

f)	Foreign Currency Transactions

The Company’s functional and reporting currency is the United States dollar. The functional currency of the Company’s subsidiary is the Canadian dollar. The financial statements of the subsidiary are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation” using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Foreign currency transaction gains and losses are included in current operations.

g)	Development Costs

Costs related to the enhancement of existing medical software modules are expensed as incurred until technological feasibility in the form of a working model has been established. The time period between the establishment of technological feasibility and completion of product development is expected to be short, therefore the Company has not capitalized any product development costs during the period.

VisualMED Clinical Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Consolidated Notes to Financial Statements
(expressed in U.S. dollars)
(unaudited)

h)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share” which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

i)	Financial Instruments

The carrying value of cash, accounts payable, advances to related parties, and notes payable approximate fair value due to the relatively short maturity of these instruments.

j)	Inventory

Inventory consists of computer hardware and software acquired for specific revenue contracts and is recorded at the lower of cost or market value.

k)	Revenue Recognition

The Company has not earned any revenues from inception to September 30, 2005. The Company will recognize any revenue related to sales of medical software in accordance with Statement of Position No. 97-2, “Software Revenue Recognition” (“SOP 97-2”), as amended by Statement of Position No. 98-9, “Software Revenue Recognition with Respect to Certain Arrangements”. Pursuant to SOP 97-2 and Staff Accounting Bulletin No. 104 “Revenue Recognition”, revenue will only be recognized when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured. Any allowance for doubtful accounts will be based on the Company’s detailed assessment of the collectibility of specific customer accounts. Any significant customer accounts that are not expected to be collected are excluded from revenues. The Company also follows the guidance in Emerging Issues Task Force (“EITF”) Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables” relating to the separability of deliverables included in an arrangement into different units of accounting and the allocation of an arrangement’s consideration to those units of accounting. It does not address when revenue should be recognized for the units of accounting. The Company received deposits of $114,250 on contracts entered into to provide product and services, which has been recorded as deferred revenue at September 30, 2005. Incremental direct costs related to contract acquisition and origination, which result in deferred revenue, are expensed as incurred.

l)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2005, the Company’s only component of comprehensive loss was foreign currency translation adjustments.

VisualMED Clinical Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Consolidated Notes to Financial Statements
(expressed in U.S. dollars)
(unaudited)

m)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

n)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

VisualMED Clinical Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Consolidated Notes to Financial Statements
(expressed in U.S. dollars)
(unaudited)

o)	Interim Financial Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

3.	Property and Equipment

	Cost $	Accumulated Amortization $	September 30,2005 Net carrying value $	June 30, 2005 Net carrying value $
			(unaudited)	(unaudited)

Computer hardware	21,847	2,818	19,029	8,414
Computer software	10,666	2,371	8,295	6,523
Office furniture	12,049	1,483	10,566	10,654
Leasehold improvements	9,175	1,440	7,735	7,799

	53,737	8,112	45,625	33,390

Assets under capital lease are included in office furniture with a cost of $11,129. During the period ended September 30, 2005, the Company recognized amortization of assets under capital lease of $686 (June 30, 2005 – $649).

4.	Advances to Related Parties

		September 30, 2005 $ (unaudited)	June 30, 2005 $ (unaudited)

Advances to employees	(a)	5,385	—
Due from Visual Healthcare Corporation, an affiliated company	(b)	688	664
Due from VisualMED Clinical Systems Inc., an affiliated company	(c)	58,837	56,601

		64,910	57,265

a)	Advances to employees of $5,385 represent amounts advanced towards travel expenses to be incurred. These amounts are non-interest bearing.

b)	The Company is owed $688 from its parent company, Visual Healthcare Corporation (“VHCC”). This amount represents cash advances, is unsecured, non-interest bearing and has no specific terms of repayment.

c)	The Company is owed $58,837 from VisualMED Clinical Systems Inc., a wholly-owned subsidiary of VHCC. This amount represents cash advances, is unsecured, non-interest bearing and has no specific terms of repayment.

VisualMED Clinical Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Consolidated Notes to Financial Statements
(expressed in U.S. dollars)
(unaudited)

5.	Capital Lease Obligation

During the year ended June 30, 2005, the Company entered into a leasing arrangement involving office furniture and equipment. The lease is for a three year term and requires monthly payments of $360 (CDN $417) per month.

The following represents future minimum lease payments under capital leases and the present value of the minimum lease payments as of September 30, 2005.

$

2006	3,314
2007	4,073
2008	3,055

Total minimum lease payments	10,442
Less: Amounts representing interest	(1,196)

Present value of net minimum lease payments	9,246
Current portion of obligations under capital leases	(3,489)

Long-term obligations under capital leases	5,757

6.	Related Party Transactions/Balances

The Company is indebted to a director and officers for $28,612, representing expenses incurred on behalf of the Company. These amounts are included in accounts payable and are unsecured, non-interest bearing and have no specific terms of repayment.

7.	Common Stock

a)	On September 6, 2005, the Company issued 200,020 shares of common stock upon the exercise of 200,020 warrants at $1.25 per share for proceeds of $250,025.

b)	On August 26, 2005, the Company issued 180,537 shares of common stock upon the exercise of 180,537 warrants at $1.25 per share for proceeds of $225,671, which was offset against notes payable.

c)	On July 19, 2005, the Company issued 752,230 shares of common stock upon the exercise of 752,230 warrants at $1.25 per share for proceeds of $940,288, which was offset against notes payable.

d)	On April 15, 2005, the Company issued 73,333 split-adjusted shares of common stock upon the exercise of 73,333 warrants at $0.001 per share.

e)	On March 24, 2005, the Company issued 15,000 split-adjusted shares of common stock at a fair value of $37,500 for professional services rendered.

f)	On March 23, 2005, the Company issued 25,000 split-adjusted shares of common stock at a fair value of $62,500 for consulting services rendered.

g)	On March 23, 2005, the Company issued 160,000 split-adjusted shares of common stock by the exercise of 160,000 warrants at $0.001 per share.

h)

On March 23, 2005, the Company issued 2,275,567 units at $0.75 per unit for proceeds of $1,706,675, pursuant to a private placement offering. Each unit consisted of one split-adjusted share of common stock and one share purchase warrant. Each warrant entitles the holder to acquire one split-adjusted share of common stock at $1.25 per share for a period of two years. The fair value of the warrants was estimated at $3,851,845 using the Black-Scholes pricing model and is included as financing costs on the statement of operations. The following assumptions were used: average risk-free interest rate of 3.34%; expected life of one year; dividend yield of 0%; and expected volatility of 68%.

VisualMED Clinical Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Consolidated Notes to Financial Statements
(expressed in U.S. dollars)
(unaudited)

i)

On March 23, 2005, the Company issued 233,333 warrants as a finder’s fee pursuant to a Finder’s Fee Agreement dated March 21, 2005. Each warrant entitles the holder to acquire one split-adjusted share of common stock at $0.001 per share for a period of two years. The fair value of the warrants was estimated at $662,440 using the Black-Scholes pricing model and is included as financing costs on the statement of operations. The following assumptions were used: average risk-free interest rate of 3.34%; expected life of one year; dividend yield of 0%; and expected volatility of 68%.

j)

On October 25, 2004, the Company declared a stock dividend of one additional share of common stock for each two shares of common stock outstanding. All per share amounts have been retroactively adjusted to reflect the stock dividend.

k)	On October 13, 2004, the Company issued 31,866,000 split-adjusted shares of common stock at a fair value of $4,000 for the acquisition of certain assets acquired from VHCC.

l)	On October 13, 2004, 37,500,000 split-adjusted shares previously issued to two directors of the Company were returned to treasury and cancelled for no consideration.

m)	Share Purchase Warrants:

The following table summarizes the continuity of the Company’s warrants:

	Number of Shares	Weighted average exercise price $

Balance, June 30, 2005	2,275,567	1.25
Issued	—	—
Exercised	(1,132,787)	1.25

Outstanding, September 30, 2005	1,142,780	1.25

At September 30, 2005, the following share purchase warrants were outstanding:

Number of Warrants	Exercise Price	Expiry Date

1,142,780	$1.25	March 23, 2007

8.	Segment Disclosures

The Company operates as one operating segment which is the sale of its suite of clinical software modules. The Chief Executive Officer is the Company’s Chief Operating Decision Maker (CODM) as defined by SFAS 131, “Disclosure about Segments of an Enterprise and Related Information.” The CODM allocates resources and assesses the performance of the Company based on the results of operations.

9.	Commitments

a)

In November 2004, the Company entered into a lease agreement for office premises at a rate of $67,800 (CDN$78,700) per annum including property taxes, insurance and other operating expenses, for a five year term expiring on September 30, 2009, with an option to renew for an additional five years. During the period ended September 30, 2005, the Company incurred rent expense of $12,348. Future payments for the next five fiscal years are as follows:

VisualMED Clinical Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Consolidated Notes to Financial Statements
(expressed in U.S. dollars)
(unaudited)

2006	$52,400
2007	$64,100
2008	$64,100
2009	$62,100
2010	$17,500

$260,200

b)

The Company entered into a Finder’s Fee agreement dated March 21, 2005, for a term of 90 days. The Company agreed to issue 233,333 warrants as a finder’s fee in payment for the closing of the private placement offering of 2,275,567 units described in Note 7(h). The warrants have an exercise price of $0.001 per share and expire on March 24, 2007. Upon the exercise of warrants by the private placement investors (the “Investors”), the Company will pay a cash fee of 5% of the proceeds to the Finder. Upon the exercise of the warrants by the Investors, the Company will issue a further 166,667 warrants to the Finder, or a pro rata amount if less than all warrants issued to the Investors are exercised. The Finder’s warrants are exercisable at $0.001 per share and expire on March 24, 2007. The Finder exercised 233,333 warrants to acquire 233,333 shares of common stock.

M A N N I N G E L L I O T T	11th floor, 1050 West Pender Street, Vancouver, BC, Canada V6E 3S7

C H A R T E R E D A C C O U N T A N T S	Phone: 604.714.3600 Fax: 604.714.3669 Web: manningelliott.com

Report of Independent Registered Public Accounting Firm

To the Stockholders and Directors

of VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

We have audited the consolidated accompanying balance sheets of VisualMED Clinical Solutions Corp. (formerly Ancona Mining Corporation) (A Development Stage Company) as of June 30, 2005 and 2004 and the related consolidated statements of operations, cash flows and stockholders’ deficit for the period from September 7, 1999 (Date of Inception) to June 30, 2005 and for each of the years in the two year period ended June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of VisualMED Clinical Solutions Corp. (A Development Stage Company) as of June 30, 2005 and 2004, and the results of its operations and its cash flows for the period from September 1, 1999 (Date of Inception) to June 30, 2005 and for each of the years in the two year period ended June 30, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue and has accumulated operating losses. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ “MANNING ELLIOTT”
CHARTERED ACCOUNTANTS
Vancouver, Canada August 26, 2005

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Balance Sheets

(expressed in U.S. dollars)

	June 30, 2005 $	June 30, 2004 $

Assets

Current Assets

Cash	348,410	692
Advances to related parties (Notes 3 and 8)	57,265	–
Prepaid expenses	454,777	–
Other assets	14,512	–
Total Current Assets	874,964	692

Property and Equipment (Note 4)	33,390	924
Total Assets	908,354	1,616

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities

Accounts payable	96,850	3,655
Accrued liabilities	105,350	5,800
Notes payable (Note 6)	651,865	–
Advances from related party (Note 8)	–	12,219
Current portion of capital lease obligation (Note 7)	3,244	–
Deferred revenue	67,000	–
Total Current Liabilities	924,309	21,674

Capital Lease Obligation (Note 7)	6,515	–
Total Liabilities	930,824	21,674

Commitments (Notes 1 and 11)

Stockholders’ Equity (Deficit)
Common Stock,
100,000,000 shares authorized with a par value of $0.00001;
42,381,400 and 45,466,500 shares issued and outstanding, respectively	424	455
Additional Paid-in Capital	6,687,006	380,765
Accumulated Other Comprehensive Loss	(7,171)	–
Deficit Accumulated During the Development Stage	(6,702,729)	(401,278)
Total Stockholders’ Equity (Deficit)	(22,470)	(20,058)
Total Liabilities and Stockholders’ Equity (Deficit)	908,354	1,616

(The accompanying notes are an integral part of these consolidated financial statements)

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Statements of Operations

(expressed in U.S. dollars)

	Accumulated from September 7, 1999 (Date of Inception) to June 30, 2005 $	For the Year Ended June 30, 2005 $	For the Year Ended June 30, 2004 $

Revenue	–	–	–

Expenses
Customer service	429,010	429,010
Depreciation	4,756	4,756
Development costs	561,356	561,356
General and administration	687,293	687,293
Sales and marketing	83,611	83,611

Total Expenses	1,766,026	1,766,026	–

Net Loss From Operations	(1,766,026)	(1,766,026)

Other Income (Expenses):
Interest expense	(39,718)	(39,718)	–
Financing costs (Note 9(d) and (e))	(4,514,285)	(4,514,285)	–
Foreign exchange gain	7,032	7,032	–
Gain on forgiveness of debt	12,689	12,689	–

Net Loss Before Discontinued Operations	(6,300,308)	(6,300,308)	–

Discontinued Operations	(402,421)	(1,143)	(9,204)

Net Loss for the Period	(6,702,729)	(6,301,451)	(9,204)

Other Comprehensive Loss
Foreign currency translation adjustments	(7,171)	(7,171)	–

Comprehensive Loss	(6,709,900)	(6,308,622)	(9,204)

Net Loss Per Share – Basic and Diluted		(0.15)	–

Weighted Average Shares Outstanding (split-adjusted)		42,140,000	45,467,000

(The accompanying notes are an integral part of these consolidated financial statements)

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Statements of Cash Flows

(expressed in U.S. dollars)

	Accumulated from September 7, 1999 (Date of Inception) to June 30, 2005 $	For the Year Ended June 30, 2005 $	For the Year Ended June 30, 2004 $
Cash Flows From Operating Activities Net loss	(6,702,729)	(6,301,451)	(9,204)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	6,298	4,756	493
Stock-based compensation	4,786,508	4,514,285	–
Common stock issued for interest	32,063	32,063	–
Common stock issued for services	81,250	81,250	–
Write off of assets	3,568	924	1,312
Gain on settlement of debt	(12,689)	(12,689)	–
Changes in operating assets and liabilities
(Increase) in prepaid expenses	(454,777)	(454,777)	–
(Increase) in other assets	(14,512)	(14,512)	411
Increase in deferred revenue	67,000	67,000	–
Decrease in due to related party	12,822	470	7,684
(Increase) in advances and receivables	(57,265)	(57,265)	–
Increase in accounts payable and accrued liabilities	202,201	192,746	(1,366)
Net Cash (Used In) Operating Activities	(2,050,262)	(1,947,200)	(670)
Cash Flows To Investing Activities Purchase of property and equipment	(27,987)	(25,521)	–
Net Cash To Investing Activities	(27,987)	(25,521)	–
Cash Flows From Financing Activities
Proceeds from the sale of common stock	106,220	–	–
Proceeds from notes payable	2,326,476	2,326,476	–
Net Cash Provided By Financing Activities	2,432,696	2,326,476	–
Effect of Exchange Rate Changes on Cash	(6,037)	(6,037)	–
Increase (Decrease) in Cash	348,410	347,718	(670)
Cash – Beginning of Period	–	692	1,362
Cash – End of Period	348,410	348,410	692
Non-Cash Financing Activities
Common stock issued in settlement of advances	133	–	–
Common stock issued for mining claims	2,644	–	–
Common stock issued for services	372,223	100,000	–
Common stock issued for settlement of notes payable and accrued interest, net	1,687,925	1,687,925	–
Common stock issued for property & equipment	4,000	4,000	–
Warrants issued for financing services	662,440	662,440	–
Capital lease obligation recognized for assets under capital lease	10,520	10,520	–
Supplemental Disclosures
Interest paid	–	–	–
Income taxes paid	–	–	–

(The accompanying notes are an integral part of these consolidated financial statements)

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Statements of Stockholders' Equity (Deficit)

(expressed in U.S. dollars)

					Deficit
	Common Stock (Note 9(g))		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated During the Development Stage	Total

	Number	Amount
	#	$	$	$	$	$
Balance – September 7, 1999 (Date of Inception)	–	–	–	–	–	–
Issuance of common stock for services, mining claims and payment of advances at $.011 per share	37,500,000	375	274,625	–	–	275,000
Net loss	–	–	–	–	(294,522)	(294,522)
Balance – June 30, 2000	37,500,000	375	274,625		(294,522)	(19,522)
Issuance of common stock for cash at $0.02 per share	7,966,500	80	106,140	–	–	106,220
Net loss	–	–	–	–	(38,069)	(38,069)
Balance – June 30, 2001	45,466,500	455	380,765		(332,591)	48,629
Net loss	–	–	–	–	(41,281)	(41,281)
Balance – June 30, 2002	45,466,500	455	380,765		(373,872)	7,348
Net loss	–	–	–	–	(18,202)	(18,202)
Balance – June 30, 2003	45,466,500	455	380,765		(392,074)	(10,854)
Net loss	–	–	–	–	(9,204)	(9,204)
Balance – June 30, 2004	45,466,500	455	380,765	–	(401,278)	(20,058)
Return and cancellation of common stock	(37,500,000)	(375)	375	–	–	–
Issue of common stock for acquisition of assets from VisualMED Clinical Solutions Corporation	31,866,000	319	3,681	–	–	4,000
Issue of common stock for cash at $0.75 per share, net of financing costs of $18,750	2,275,567	23	1,687,902	–	–	1,687,925
Issue of common stock for services at $2.50 per share	40,000	–	100,000	–	–	100,000
Issue of common stock by exercise of cashless warrants at $0.001 per share	233,333	2	(2)	–	–	–
Stock-based compensation	–	–	4,514,285	–	–	4,514,285
Foreign currency translation adjustment	–	–	–	(7,171)	–	(7,171)
Net loss	–	–	–	–	(6,301,451)	(6,301,451)
Balance – June 30, 2005	42,381,400	424	6,687,006	(7,171)	(6,702,729)	(22,470)

(The accompanying notes are an integral part of these consolidated financial statements)

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Notes to Financial Statements

(expressed in U.S. dollars)

1.	Development Stage Company

The Company was incorporated in the State of Nevada on September 7, 1999. The Company changed its name to VisualMed Clinical Solutions Corporation on November 30, 2004. In September 1999 the Company purchased three mineral claims representing forty-four units, situated in the Greenwood Mining Division in the Province of British Columbia, Canada. The Company’s principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. Pursuant to an Agreement dated September 23, 2004 (the “Agreement”), which closed on October 13, 2004, the Company agreed to issue 31,866,000 split-adjusted restricted shares of common stock to VisualMed Healthcare Corporation (“VHCC”) in exchange for certain assets of VHCC consisting of property and equipment and a suite of clinical software modules (“the modules”) that are the key components of a Clinical Information System for healthcare facilities. VHCC is a Nevada corporation, based in Montreal, Canada, involved in developing software solutions targeting clinical medicine and related areas of the healthcare market. The Company will have the right to exploit, commercialize, install, support and upgrade the modules purchased. The rights to exploit, commercialize, install, support and upgrade are worldwide, except for that part of the U.S. market, as well as the Chinese and the Japanese language markets, into which VHCC has entered into similar agreements with other non-related companies. As a result of the transaction, VHCC controlled 80% of the Company. Refer to Note 5.

The Company’s new business plan involves the distribution of medical software, therefore the Company, pursuant to the Agreement discussed above, decided to discontinue its mineral exploration efforts. These mineral interests will be allowed to lapse. The Company is primarily involved in activities related to the distribution of medical software and is considered to be a development stage company. Planned principal activities have not yet begun. At June 30, 2005, the Company had a working capital deficiency of $49,345 and has incurred losses of $6,702,729 since inception. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and then attain profitable operations. Management has plans to seek additional capital through equity and/or debt offerings. There is no guarantee that the Company will be able to complete any of the above objectives. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company will not be able to meet its funding commitments under the Agreement without acquiring substantial additional funding in the near future. The Company currently does not have sufficient financing arrangements in place to meet its funding obligations to VHCC and there is no assurance that the Company will be able to acquire the required financing on acceptable terms or at all. The Company expects to fund itself by the issue of short-term debt or the sale of common shares. Refer to Notes 6 and 13.

2.	Summary of Significant Accounting Principles
a)	Basis of Presentation

These consolidated financials statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company has not produced any revenues from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. These financial statements include the accounts of the Company and its wholly-owned subsidiary, VisualMed Clinical Systems Marketing Inc., a company incorporated and based in Quebec, Canada. All intercompany transactions and balances have been eliminated. The Company’s fiscal year-end is June 30.

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Notes to Financial Statements

(expressed in U.S. dollars)

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)	Property and Equipment

Property and equipment is stated at cost, less accumulated amortization, and consists of office furniture, computer hardware and software, leasehold improvements and assets under capital lease. Amortization of office furniture is computed using the straight-line method over five years. Amortization of computer hardware and software is computed using the straight-line method over three years. Amortization of leasehold improvements is computed on a straight-line method over five years. Amortization of assets under capital lease is computed using the straight-line method over the term of the lease.

e)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

f)	Foreign Currency Transactions

The Company’s functional and reporting currency is the United States dollar. The functional currency of the Company’s subsidiary is the Canadian dollar. The financial statements of the subsidiary are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation” using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Foreign currency transaction gains and losses are included in current operations.

g)	Development Costs

Costs related to the enhancement of existing medical software modules are expensed as incurred until technological feasibility in the form of a working model has been established. The time period between the establishment of technological feasibility and completion of product development is expected to be short, therefore the Company has not capitalized any product development costs during the period.

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Notes to Financial Statements

(expressed in U.S. dollars)

h)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share” which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

i)	Financial Instruments

The carrying value of cash, accounts payable, advances to related parties, and notes payable approximate fair value due to the relatively short maturity of these instruments.

j)	Revenue Recognition

The Company has not generated any revenues from inception to June 30, 2005. The Company will recognize any revenue related to sales of medical software in accordance with Statement of Position No. 97-2, “Software Revenue Recognition” (“SOP 97-2”), as amended by Statement of Position No. 98-9, “Software Revenue Recognition with Respect to Certain Arrangements”. Pursuant to SOP 97-2, revenue will only be recognized when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured. Any allowance for doubtful accounts will be based on the Company’s detailed assessment of the collectibility of specific customer accounts. Any significant customer accounts that are not expected to be collected are excluded from revenues. The Company received a deposit of $67,000 on a contract entered into to provide product and services. As the Company has not provided any product or service to June 30, 2005, this amount has been recorded as deferred revenue. Incremental direct costs related to contract acquisition and origination which result in deferred revenue are expensed as incurred.

k)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at June 30, 2005, the Company’s only component of comprehensive income (loss) was foreign currency translation adjustments.

l)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Notes to Financial Statements

(expressed in U.S. dollars)

m)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Notes to Financial Statements

(expressed in U.S. dollars)

3.	Advances to Related Parties

			June 30, 2005 $	June 30, 2004 $

Due from VisualMED Clinical Systems Corp., an affiliated company	(a	)	664	–
Due from VisualMED Clinical Systems Inc., an affiliated company	(b	)	56,601	–
			57,265	–
a)

The Company is owed $664 from its parent company, VisualMed Healthcare Corporation (“VHCC”). This amount represents cash advances, is unsecured, non-interest bearing and has no specific terms of repayment.

b)

The Company is owed $56,601 from VisualMED Clinical Systems Inc., a wholly-owned subsidiary of VHCC. This amount represents cash advances, is unsecured, non-interest bearing and has no specific terms of repayment.

4.	Property and Equipment

	Cost $	Accumulated Amortization $	June 30, 2005 Net carrying value $	June 30, 2004 Net carrying value $

Computer hardware	9,787	1,373	8,414	–
Computer software	8,344	1,821	6,523	–
Office furniture	11,390	736	10,654	924
Leasehold improvements	8,673	874	7,799	–
	38,194	4,804	33,390	924

Assets under capital lease are included in office furniture with a cost of $10,520. During the year ended June 30, 2005, the Company recognized amortization of assets under capital lease of $649 (June 30, 2004 – $nil).

5.	Asset Acquisition

Pursuant to an Agreement dated September 23, 2004, which closed on October 13, 2004, the Company issued 31,866,000 split-adjusted restricted shares of common stock to VisualMed Healthcare Corporation (“VHCC”) in exchange for certain assets of VHCC consisting of property and equipment, a suite of clinical software modules that are the key components of a Clinical Information System for healthcare facilities, all the issued and outstanding common shares of VisualMed Marketing Inc., and other assets.

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Notes to Financial Statements

(expressed in U.S. dollars)

The Company completed the Agreement by:

i)

completing a private placement of a minimum of $1,500,000 and a maximum of $4,000,000 within 90 days following the closing of the Agreement (subsequently extended to 180 days following the closing of the Agreement). The terms of the private placement consisted of a minimum of 2,000,000 units and a maximum of 5,333,333 units at a price of $0.75 per unit. Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to acquire an additional share at a price of $1.25 per share for a period up to two years from the closing date of the private placement. The Company completed the private placement on March 23, 2005 by the issue of 2,275,567 units at $0.75 per unit to settle outstanding notes payable of $1,674,612 and accrued interest of $32,063.

ii)	assuming and paying up to $100,000 per month towards the ongoing operating costs of VHCC which were reimbursed to the Company from the proceeds of the private placement;
iii)

assuming up to a maximum of CDN$304,000, incurred by VHCC from July 1, 2004 to closing of the Agreement, to maintain the ongoing operating costs of VHCC which were repaid on the closing of the private placement;

iv)	returning to treasury and canceling 37,500,000 split-adjusted common shares, previously issued to two former directors of the Company, for no consideration;

The 37,500,000 split-adjusted shares previously owned by two directors were cancelled and the 31,866,000 split-adjusted restricted shares of common stock were issued to VHCC. As a result of the above transactions VHCC controlled 80% of the outstanding common shares of the Company. The acquisition has been accounted for as an asset purchase in accordance with EITF 98-3 “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business”, as all but a de minimis amount of the fair value of the transferred assets is represented by the software modules. These modules must be modified before implementation by any potential customers. There were no prior sales by VHCC related to these modules. The transferred assets have been recorded at the book value of the transferor, VHCC, as this is a related party transaction. Acquisition costs of $13,000 associated with this acquisition have been expensed.

Property and equipment	$4,000
Software modules	–
Common shares of VisualMed Marketing, Inc. (an inactive company)	–
Paid by the issue of 31,866,000 split-adjusted common shares	$4,000

6.	Notes Payable

In addition to the notes payable issued as described in Note 5(i), the Company issued notes payable for cash proceeds of $646,405, which remain outstanding and which bear interest at 10% per annum. These amounts are unsecured, and are repayable on demand. At June 30, 2005, interest of $5,460 has been accrued.

7.	Capital Lease Obligation

During the year ended June 30, 2005, the Company entered into a leasing arrangement involving office furniture and equipment. The lease is for a three year term and requires monthly payments of $340 (CDN $417) per month.

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Notes to Financial Statements

(expressed in U.S. dollars)

The following represents future minimum lease payments under capital leases and the present value of the minimum lease payments as of June 30, 2005.

$
2006	4,073
2007	4,073
2008	3,055
Total minimum lease payments	11,201
Less: Amounts representing interest	(1,442)
Present value of net minimum lease payments	9,759
Current portion of obligations under capital leases	(3,244)
Long-term obligations under capital leases	6,515
8.	Related Party Transactions/Balances
a)

The Company is indebted to a director and an officer for $9,230, representing expenses incurred on behalf of the Company. These amounts are included in accounts payable and are unsecured, non-interest bearing and have no specific terms of repayment.

b)

The Company is owed $664 from its parent company, VisualMed Healthcare Corporation (“VHCC”). The Company is owed $56,601 from VisualMED Clinical Systems Inc., a wholly-owned subsidiary of VHCC. These amounts represent cash advances, are unsecured, non-interest bearing and have no specific terms of repayment.

c)	During the year ended June 30, 2005, the Company incurred $45,000 in management fees paid to its parent company VHCC.
d)

At June 30, 2004, the former President of the Company was owed $12,219 for expenses incurred on behalf of the Company. During the year ended June 30, 2005, the former President incurred an additional $470 on behalf of the Company. The balance owing of $12,689 was forgiven and is included in the statement of operations for the year ended June 30, 2005.

9.	Common Stock
a)	On April 15, 2005, the Company issued 73,333 split-adjusted shares of common stock upon the exercise of 73,333 warrants at $0.001 per share.
b)	On March 24, 2005, the Company issued 15,000 split-adjusted shares of common stock at a fair value of $37,500 for professional services rendered.
c)	On March 23, 2005, the Company issued 25,000 split-adjusted shares of common stock at a fair value of $62,500 for consulting services rendered.

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Notes to Financial Statements

(expressed in U.S. dollars)

d)

On March 23, 2005, the Company issued 2,275,567 units at $0.75 per unit for proceeds of $1,706,675, pursuant to a private placement offering. Each unit consisted of one split-adjusted share of common stock and one share purchase warrant. Each warrant entitles the holder to acquire one split-adjusted share of common stock at $1.25 per share for a period of two years. The fair value of the warrants was estimated at $3,851,845 using the Black-Scholes pricing model and is included as financing costs on the statement of operations. The following assumptions were used: average risk-free interest rate of 3.34%; expected life of one year; dividend yield of 0%; and expected volatility of 68%.

e)

On March 23, 2005, the Company issued 233,333 warrants as a finder’s fee pursuant to a Finder’s Fee Agreement dated March 21, 2005. Each warrant entitles the holder to acquire one split-adjusted share of common stock at $0.001 per share for a period of two years. The fair value of the warrants was estimated at $662,440 using the Black-Scholes pricing model and is included as financing costs on the statement of operations. The following assumptions were used: average risk-free interest rate of 3.34%; expected life of one year; dividend yield of 0%; and expected volatility of 68%.

f)	The Company issued 233,333 split-adjusted shares of common stock by the exercise of 233,333 warrants at $0.001 per share.
g)

On October 25, 2004, the Company declared a stock dividend of one additional share of common stock for each two shares of common stock outstanding. All per share amounts have been retroactively adjusted to reflect the stock dividend.

h)	On October 13, 2004, the Company issued 31,866,000 split-adjusted shares of common stock at a fair value of $4,000 for the acquisition of certain assets acquired from VHCC as described in Note 5.
i)	On October 13, 2004, 37,500,000 split-adjusted shares previously issued to two directors of the Company were returned to treasury and cancelled for no consideration.
j)	Share Purchase Warrants:

The following table summarizes the continuity of the Company’s warrants:

	Number of Shares	Weighted average exercise price $
Balance, June 30, 2004	–	–
Issued	2,508,900	1.13
Exercised	(233,333)	0.001
Outstanding, June 30, 2005	2,275,567	1.25

At June 30, 2005, the following share purchase warrants were outstanding:

Number of Warrants	Exercise Price	Expiry Date
2,275,567	$1.25	March 23, 2007

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Notes to Financial Statements

(expressed in U.S. dollars)

10.	Segment Disclosures

The Company operates as one operating segment which is the sale of its suite of clinical software modules. The Chief Executive Officer is the Company’s Chief Operating Decision Maker (CODM) as defined by SFAS 131, “Disclosure about Segments of an Enterprise and Related Information.” The CODM allocates resources and assesses the performance of the Company based on the results of operations.

11.	Commitments
a)

In November 2004, the Company entered into a lease agreement for office premises at a rate of $64,100 (CDN$78,700) per annum including property taxes, insurance and other operating expenses, for a five year term expiring on September 30, 2009, with an option to renew for an additional five years. During the year ended June 30, 2005, the Company incurred rent expense of $39,055. Future payments for the next five years are as follows:

2006	$52,400
2007	$64,100
2008	$64,100
2009	$62,100
2010	$17,500
$260,200

b)

The Company entered into a Finder’s Fee agreement dated March 21, 2005, for a term of 90 days. The Company agreed to issue 233,333 warrants as a finder’s fee in payment for the closing of the private placement offering of 2,275,567 units described in Note 7(c). The warrants have an exercise price of $0.001 per share and expire on March 24, 2007. Upon the exercise of warrants by the private placement investors (the “Investors”), the Company will pay a cash fee of 5% of the proceeds to the Finder. Upon the exercise of the warrants by the Investors, the Company will issue a further 166,667 warrants to the Finder, or a pro rata amount if less than all warrants issued to the Investors are exercised. The Finder’s warrants are exercisable at $0.001 per share and expire on March 24, 2007. The Finder exercised 233,333 warrants to acquire 233,333 shares of common stock.

12.	Income Taxes

At January 31, 2005, the Company had net operating losses for U.S. federal income tax purposes of $1,199,000, which begin expiring in fiscal 2019, and non-capital losses for Canadian income tax purposes of $577,000, which begin expiring in fiscal 2012. When the future utilization of some portion of the losses carried forward is determined not to be “more likely than not,” a valuation allowance is provided to reduce the recorded tax benefits from such assets. For the periods ended June 30, 2005 and 2004, the valuation allowance established against the deferred tax assets increased by $594,000 and $2,000, respectively.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate follows:

	Canada	United States
Statutory federal income tax rate	37.6%	35.0%
Change in valuation allowance	(37.6%)	(35.0%)
Total income tax expense	–	–

VisualMED Clinical Solutions Corp.

(formerly Ancona Mining Corporation)

(A Development Stage Company)

Consolidated Notes to Financial Statements

(expressed in U.S. dollars)

The deferred tax liabilities and assets as at June 30, 2005 were as follows:

	Canada $	United States $
Deferred tax assets
- Net operating losses carried forward	217,000	466,000
- Less valuation allowance	(217,000)	(466,000)
Net deferred tax asset and liability	–	–

The deferred tax liabilities and assets as at June 30, 2004 were as follows:

	Canada $	United States $
Deferred tax assets
- Net operating losses carried forward	–	42,000
- Less valuation allowance	–	(42,000)
Net deferred tax asset and liability	–	–

13.	Subsequent Events
a)	On July 19, 2005, the Company issued 752,230 shares of common stock upon the exercise of 752,230 warrants at $1.25 per share for proceeds of $940,288.
b)	On August 26, 2005, the Company issued 180,537 shares of common stock upon the exercise of 180,537 warrants at $1.25 per share for proceeds of $225,671.

VISUALMED CLINICAL SOLUTIONS CORP.

8,946,134 SHARES
COMMON STOCK

______________________

PROSPECTUS
______________________

December     , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form SB-2 registration statement.

2.	Article IX of the Bylaws of the company, filed as Exhibit 3.2 to our Form SB-2 registration statement.

3.	Nevada Revised Statutes, Chapter 78.

                The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	500
Accounting/administrative Fees and Expenses	9,400
Blue Sky Fees/Expenses	—
Legal Fees/ Expenses	25,000
Escrow fees/Expenses	—
Transfer Agent Fees	—
Miscellaneous Expenses	—

TOTAL	$35,000

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES.

                During the past three years, we sold the following securities without registration:

a)	On October 13, 2004, pursuant to the Agreement, dated as of September 23, 2004, between VHCC and us, we issued 21,244,000 restricted shares of common stock in exchange for the Distribution Rights of the clinical software modules owned by VHCC. The shares were issued pursuant to Regulation S of the Securities Act. The transaction was with a non US person and the transaction was consummated outside the United States.

b)	On October 25, 2004, we declared a stock dividend of one additional share of common stock for each two shares of common stock outstanding. As a result, 13,277,000 shares of common stock were issued to stockholders of record, of which 10,662,000 shares of common stock were issued to VHCC, bringing their total shares up to 31,866,000. Stock dividends do not require a distributee to give any value in exchange within the meaning of section 2(a)(3) of the Securities Act; therefore, the registration provisions requirements do not apply.

c)	On March 23, 2005, we issued 1,321,759 restricted shares of common stock and warrants to acquire an additional 1,321,759 shares of common stock to Capex Investments Ltd. in consideration of $991,319.25. Each warrant allows Capex Investments Ltd. to acquire an additional share of common stock at an exercise price of $1.25 per share. The shares and warrants were issued pursuant to Regulation S of the Securities Act. The transaction was with a non US person and the transaction was consummated outside the United States.

d)	On March 23, 2005, we issued 553,370 restricted shares of common stock and warrants to acquire an additional 553,370 shares of common stock to Aton Select Fund Ltd. in consideration of $415,027.50. Each warrant allows Aton Select Fund Ltd. to acquire an additional share of common stock at an exercise price of $1.25 per share. The shares and warrants were issued pursuant to Regulation S of the Securities Act. The transaction was with a non US person and the transaction was consummated outside the United States.

e)	On March 23, 2005, we issued 400,438 restricted shares of common stock and warrants to acquire an additional 400,438 shares of common stock to Asset Protection Fund Ltd. in consideration of $300,328.50. Each warrant allows Asset Protection Fund Ltd. to acquire an additional share of common stock at an exercise price of $1.25 per share. The shares and warrants were issued pursuant to Regulation S of the Securities Act. The transaction was with a non US person and the transaction was consummated outside the United States.

f)	On March 23, 2005, we issued 25,000 restricted shares of common stock to Claude Pellerin in consideration of legal services rendered to us. The shares were issued pursuant to Regulation S of the Securities Act. The transaction was with a non US person and the transaction was consummated outside the United States.

g)	On March 23, 2005, we issued 25,000 restricted shares of common stock to HPS Inc. in consideration of legal services rendered to us. The shares were issued pursuant to Regulation S of the Securities Act. The transaction was with a non US person and the transaction was consummated outside the United States.

h)	On March 23, 2005, we issued warrants to Stephane Solis to acquire 233,333 shares of common stock at an exercise price of $$0.001 per share in consideration of services rendered to us. The warrants were issued pursuant to Regulation S of the Securities Act. The transaction was with a non US person and the transaction was consummated outside the United States.

i)	On March 23, 2005, Stephane Solis exercised 160,000 warrants to acquire 160,000 shares of common stock, and on April 15, 2005, Stephane Solis exercised an additional 73,333 warrants to acquire 73,333 shares of common stock, bringing his total holdings to 233,333 common shares, each an exercise price of $0.001 per warrant or a total of $233.33.

j)	On April 15, 2005, we issued warrants to Stephane Solis to acquire 166,667 shares of common stock at an exercise price of $0.001 per share in consideration of services rendered to us. The warrants were issued pursuant to Regulation S of the Securities Act. The transaction was with a non US person and the transaction was consummated outside the United States.

k)	On September 6, 2005, we issued to Capex Investments Ltd. 200,020 shares of common stock upon the exercise of 200,020 warrants at $1.25 per share for proceeds of $250,025. The warrants were issued pursuant to Regulation S of the Securities Act. The transaction was with a non-US person and the transaction was consummated outside the United States.

l)	On October 4, 2005 we issued to Capex Investments Ltd. 137,800 shares of common stock upon the exercise of 137,800 warrants at $1.25 per share for proceeds of $172,250. The warrants were issued pursuant to Regulation S of the Securities Act. The transaction was with a non-US person and the transaction was consummated outside the United States.

m)	On November 2, 2005 we issued to Capex Investments Ltd. 67,984 shares of common stock upon the exercise of 67,984 warrants at $1.25 per share for proceeds of $84,980. The warrants were issued pursuant to Regulation S of the Securities Act. The transaction was with a non-US person and the transaction was consummated outside the United States.

                We issued the foregoing restricted securities pursuant to Regulation S of the Securities Act if the sales took place outside the United States of America and pursuant to Section 4(2) of the Securities Act for sales taking place in the United States. With respect to the sales within the United States, all purchasers acknowledged they were sophisticated investors and have been given the same information that would be found in a Form SB-2 registration statement.

ITEM 27.       EXHIBITS.

Exhibit	Description

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-94835) filed with the SEC on January 18, 2001).

3.2	Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-QSB filed with the SEC on February 22, 2005).

3.3	By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-94835) filed with the SEC on January 18, 2001).

5.1	Opinion of the Law Office of Stewart A. Merkin.

10.1	Finders Agreement dated March 21, 2005, by and between Stephane Solis and the Company (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.2	Memorandum of a Consultant Agreement dated March 7, 2005, by and between Claude Pellerin and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.3	Common Stock Purchase Agreement, dated as of March 24, 2005, by and among the Company and Capex Investments Ltd., Asset Protection Fund Ltd. and Aton Select Fund Ltd. (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.4	Registration Rights Agreement dated as of March 24, 2005, by and among the Company and HPS Inc., Claude Pellerin, Stephane Solis and VHCC (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.5	Warrant dated March 23, 2005 by the Company in favor of Capex Investments Ltd. (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.6	Warrant dated March 24, 2005 by the Company in favor of Asset Protection Fund Ltd. (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.7	Warrant dated March 24, 2005 by the Company in favor of Aton Select Fund Ltd. (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.8	Acquisition Agreement dated September 23, 2004, between the Company and VHCC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2004).

10.9	Employment Agreement, dated as of October 25, 2004, by and between Gerard Dab and the Company (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report of Form 10-KSB filed with the SEC on September 29, 2005).*

10.10	Employment Agreement, dated as of October 25, 2004, by and between Barry Scharf and the Company (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report of Form 10-KSB filed with the SEC on September 29, 2005).*

10.11	Employment Agreement, dated as of October 25, 2004, by and between Jayne Kirby and the Company (incorporated by reference to Exhibit 10.11 to the Company’s Annual Report of Form 10-KSB filed with the SEC on September 29, 2005).*

23.1	Consent of Manning Elliott, chartered accountants.

23.2	Consent of the Law Office of Stewart A. Manning, included with Exhibit 5.1.

24.1	Attorney in Fact (included on the signature page of this registration statement).

99.1	Audit Committee Charter (incorporated by reference to Exhibit 99.1 to the Company’s Annual Report of Form 10-KSB filed with the SEC on September 5, 2003).

99.2	Disclosure Committee Charter (incorporated by reference to Exhibit 99.2 to the Company’s Annual Report of Form 10-KSB filed with the SEC on September 5, 2003).
______________

*	Indicates a management contract or compensatory plan or arrangement.

ITEM 28.       UNDERTAKINGS.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

                In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended and restated Form SB-2 and has duly caused this amended and restated Form SB-2 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec, Canada on this 7th day of December, 2005.

VISUALMED CLINICAL SOLUTIONS CORPORATION

BY:	/s/ Gerard Dab
Gerard Dab, Principal Executive Officer

BY:	/s/ Philippe Rainville
Philippe Rainville, Principal Financial Officer and Principal Accounting Officer

                KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Gerard Dab, as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                In accordance with the requirements of the Securities Act of 1933, this amended and restated Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gerard Dab Gerard Dab	Principal Executive Officer, Secretary and a member of the Board of Directors	December 7, 2005

/s/ Arthur Gelston MD Arthur Gelston MD	President, Chief Science Officer and a member of the Board of Directors	December 7, 2005

/s/ Philippe Rainville Philippe Rainville	Principal Financial Officer, Principal Accounting Officer and Treasurer	December 7, 2005

/s/ Jayne H. Kirby Jayne H. Kirby	Vice President of Finance	December 7, 2005

/s/ Philippe Panzini Philippe Panzini	A member of the Board of Directors	December 7, 2005

EXHIBITS.

Exhibit	Description

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-94835) filed with the SEC on January 18, 2001).

3.2	Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-QSB filed with the SEC on February 22, 2005).

3.3	By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-94835) filed with the SEC on January 18, 2001).

5.1	Opinion of the Law Office of Stewart A. Merkin.

10.1	Finders Agreement dated March 21, 2005, by and between Stephane Solis and the Company (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.2	Memorandum of a Consultant Agreement dated March 7, 2005, by and between Claude Pellerin and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.3	Common Stock Purchase Agreement, dated as of March 24, 2005, by and among the Company and Capex Investments Ltd., Asset Protection Fund Ltd. and Aton Select Fund Ltd. (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.4	Registration Rights Agreement dated as of March 24, 2005, by and among the Company and HPS Inc., Claude Pellerin, Stephane Solis and VHCC (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.5	Warrant dated March 23, 2005 by the Company in favor of Capex Investments Ltd. (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.6	Warrant dated March 24, 2005 by the Company in favor of Asset Protection Fund Ltd. (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.7	Warrant dated March 24, 2005 by the Company in favor of Aton Select Fund Ltd. (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-125348) filed with the SEC on August 8, 2005).

10.8	Acquisition Agreement dated September 23, 2004, between the Company and VHCC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2004).

10.9	Employment Agreement, dated as of October 25, 2004, by and between Gerard Dab and the Company (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report of Form 10-KSB filed with the SEC on September 29, 2005).*

10.10	Employment Agreement, dated as of October 25, 2004, by and between Barry Scharf and the Company (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report of Form 10-KSB filed with the SEC on September 29, 2005).*

10.11	Employment Agreement, dated as of October 25, 2004, by and between Jayne Kirby and the Company (incorporated by reference to Exhibit 10.11 to the Company’s Annual Report of Form 10-KSB filed with the SEC on September 29, 2005).*

23.1	Consent of Manning Elliott, chartered accountants.

23.2	Consent of the Law Office of Stewart A. Manning, included with Exhibit 5.1.

24.1	Attorney in Fact (included on the signature page of this registration statement).

99.1	Audit Committee Charter (incorporated by reference to Exhibit 99.1 to the Company’s Annual Report of Form 10-KSB filed with the SEC on September 5, 2003).

99.2	Disclosure Committee Charter (incorporated by reference to Exhibit 99.2 to the Company’s Annual Report of Form 10-KSB filed with the SEC on September 5, 2003).
______________

*	Indicates a management contract or compensatory plan or arrangement.